Exhibit 4.1

EXECUTION VERSION

INVESTMENT AGREEMENT

by and between

EXPEDIA GROUP, INC.,

and

AP FORT HOLDINGS, L.P.

Dated as of April 23, 2020

i

ii

iii

INVESTMENT AGREEMENT, dated as of April 23, 2020 (this “Agreement”), by and between Expedia Group, Inc., a Delaware corporation (the “Company”), and AP Fort Holdings, L.P., a Delaware limited partnership (the “Purchaser”).

WHEREAS, pursuant to the terms and conditions set forth in this Agreement, the Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Company, at the Closing, (a) 600,000 shares of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), having the designation, preferences, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions, as specified in the form of Certificate of Designations attached hereto as Annex I (the “Certificate of Designations”) and (b) warrants to purchase 4,200,000 shares (subject to adjustment in accordance with its terms) of Common Stock in the form attached hereto as Annex II (the “Warrants” and the shares of Common Stock underlying the Warrants, the “Warrant Shares”); and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company is entering into to an investment agreement with SLP Fort Aggregator II, L.P. and SLP V Fort Holdings II, L.P. (collectively, the “Silver Lake Purchasers”), in the form attached hereto as Exhibit A (the “Silver Lake Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Definitions

Section 1.01    Definitions. (a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“50% Beneficial Ownership Requirement” means, as of the applicable time of determination, that the Purchaser and its Permitted Transferees continue to beneficially own (a) at least 50% of the total shares of Series A Preferred Stock purchased by the Purchaser pursuant to this Agreement (without taking into account any reduction in such total shares of Series A Preferred Stock as a result of an Optional Redemption (as defined in the Certificate of Designations) of any such shares by the Company unless, after giving effect to such redemption, the Purchaser and its Permitted Transferees do not continue to beneficially own at least 20% of the total shares of Series A Preferred Stock purchased by the Purchaser pursuant to this Agreement). and (b) Warrants and/or shares of Common Stock purchased by the Purchaser that were issued upon exercise of Warrants that represent in the aggregate and on an as exercised basis, at least 50% of the total number of Warrant Shares underlying the Warrants on an as exercised basis as of the Closing Date.

“Activist Investor” means, as of any date, any Person identified on the most recently available “SharkWatch 50” list (or, if “SharkWatch 50” is no longer available, then the prevailing comparable list as reasonably determined by the Company), or any Person who, to the knowledge of Purchaser, is an Affiliate of such Person.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that (i) the Company and its Affiliates shall not be deemed to be Affiliates of any Purchaser Party or any of its Affiliates, and (ii) portfolio companies of any Purchaser Party or any Affiliate thereof shall not be deemed to be Affiliates of any Purchaser Party solely to the extent that any such portfolio company has not received any Confidential Information (as defined in the Confidentiality Agreement) from any Purchaser Party (provided that no Person will be deemed to be in receipt of any Confidential Information solely because any such Person serves as a director, officer or employee of such portfolio company). For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For purposes of this definition, (a) none of Barry Diller or any of his Affiliates shall be deemed to be an Affiliate of the Company or its Affiliates (or vice versa) and (b) none of IAC/InterActiveCorp or trivago N.V. shall be deemed to be an Affiliate of the Company or Mr. Diller.

Any Person shall be deemed to “beneficially own,” to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement, and shall include the Certificate of Designations when filed with and accepted for record by the DSS.

“Company ESPP” means each of the Expedia Group, Inc. 2013 Employee Stock Purchase Plan, as amended and restated and the Expedia Group, Inc. 2013 International Employee Stock Purchase Plan, as amended and restated.

“Company RSU Award” means an award of restricted stock units corresponding to shares of Common Stock.

“Company Stock Option” means an option to purchase shares of Common Stock.

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“Company Stock Plans” means the stock-based compensation plans of the Company and its Subsidiaries, including the Fourth Amended and Restated Expedia Group, Inc. 2005 Stock and Annual Incentive Plan, and the HomeAway, Inc. 2011 Equity Incentive Plan, in each case as amended, but excluding the Company ESPPs.

“Competitor” means any of the Persons listed on Section 1.01(i) of the Company Disclosure Letter as a “Competitor” and any Person who, to the knowledge of Purchaser, is an Affiliate or successor thereof, including any entity that acquires a controlling interest in a Competitor.

“Credit Agreement Amendment” means the contemplated restatement of the Existing Credit Agreement in substantially the form set forth as Exhibit B hereto in all respects material to Purchaser, acting reasonably (and for the avoidance of doubt, will not impose any additional or more onerous restrictions on the ability of the Company to pay dividends on or redeem the Series A Preferred Stock compared to the applicable provisions in Exhibit B hereto).

“DGCL” means the Delaware General Corporation Law, as amended, supplemented or restated from time to time.

“DSS” means Delaware Secretary of State, Division of Corporations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of September 5, 2014, among the Company, Expedia, Inc., Travelscape, LLC, Hotwire, Inc., the guarantors from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank N.A., as administrative agent, as amended, supplemented, restated or otherwise modified on or prior to the date hereof.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board (excluding any Purchaser Designee), or an authorized committee thereof.

“Fall-Away of Purchaser Board Rights” means the first day on which the 50% Beneficial Ownership Requirement is not satisfied.

“Fraud” means common law fraud under the laws of the State of Delaware; provided, however, that the term “Fraud” does not include the doctrine of constructive or equitable fraud.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(ii) of the Company Disclosure Letter.

“Liens” means any mortgage, pledge, lien (statutory or other), charge, encumbrance, hypothecation, assignment, security interest or similar restriction.

“Lookback Date” means January 1, 2018.

“Material Adverse Effect” means any effect, change, event or occurrence that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industries in which the Company and its Subsidiaries operate or (2) the economy, or credit, financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or related to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, in each case after the date hereof, (2) the negotiation, execution or announcement of the Transaction Documents or the Credit Agreement Amendment or the consummation of the transactions contemplated therein (including the Transactions and the Bond Offering) and any other transactions listed in Section 1.01(iii) of the Company Disclosure Letter, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) volcanoes, tsunamis, pandemics (including COVID-19), earthquakes, hurricanes, tornados or other natural disasters, in each case including the impact thereof (including through any changes in Law or customer or Governmental Authority behavior or norms) on liquidity, indebtedness, access to capital (including debt and equity financing), increases in cancellations and decreases in demand with respect to the Company’s offerings and/or across the travel industry, as well as on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, (5) any action taken by the Company or its Subsidiaries that is required by this Agreement or with a Purchaser’s express written consent or at a Purchaser’s express written request, (6) any change resulting or arising from the identity of, or any facts or circumstances relating to, the Purchaser or any of its Affiliates, (7) any change or prospective change in the Company’s credit ratings, (8) any decline in the market price, or change in trading volume, of the capital stock of the Company or (9) any failure to meet any internal, external or public projections, forecasts, guidance, estimates, milestones, budgets or internal, external or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (7), (8) and (9) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions

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provided by clause (A) and clauses (B)(1) through (9) hereof) is a Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (A), (B)(1) (except to the extent such effect is covered under clause (B)(4)) or (B)(3) may be taken into account in determining whether there has been, or would reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated participants in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Permitted Transferee” means, with respect to any transferor, (i) any Affiliate of such transferor, so long as it remains such, (ii) any successor entity of such Person, (iii) with respect to any transferor that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity that is controlled by or under common control with such transferor and (iv) any customary co-investor so long as such transferor or its Affiliates continue to retain sole control of the voting and disposition of the Series A Preferred Stock, Warrants and/or Warrant Shares so transferred; provided that portfolio companies of the Purchaser or any of its controlled Affiliates shall not be Permitted Transferees of any Purchaser Party hereunder.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Purchaser Designee” means an individual designated in writing by the Purchaser for (i) election to the Board or (ii) appointment as a non-voting observer, as the case may be, pursuant to Section 5.09.

“Purchaser Director” means a member of the Board who was elected to the Board as a Purchaser Designee.

“Purchaser Material Adverse Effect” means any effect, change, event or occurrence that would reasonably be expected to prevent or materially delay, interfere with, hinder or impair (i) the consummation by the Purchaser of any of the Transactions on a timely basis or (ii) the compliance by the Purchaser with its obligations under this Agreement.

“Purchaser Parties” means the Purchaser and each Permitted Transferee of the Purchaser to whom Securities or Common Stock are transferred pursuant to Section 5.07(b)(i).

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by the Company, the Purchaser and the Silver Lake Purchasers, the form of which is set forth as Annex III hereto.

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

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“SEC” means the Securities and Exchange Commission.

“Securities” means shares of Series A Preferred Stock and the Warrants.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Units” has the meaning specified in the Amended and Restated Expedia, Inc. Non-Employee Director Deferred Compensation Plan, effective as of January 1, 2009.

“Standstill Period” means the period beginning on the Closing Date and ending on the second anniversary of the Closing Date.

“Subsidiary,” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing 50% or more of the ordinary voting power (or, in the case of a partnership, 50% or more of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; provided that, for purposes of this Agreement, unless otherwise specified, trivago N.V. shall not be deemed a Subsidiary of the Company or a Subsidiary of any of the Company’s Subsidiaries.

“Tax” means any federal, state, local or foreign tax, fee, levy, duty, tariff, impost, and other similar charge imposed by any Governmental Authority, including any tax or other similar charge on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, excise, withholding or backup withholding, ad valorem, stamp, transfer or value added tax; digital services tax; hotel occupancy tax; business privilege tax; license, registration and documentation fee; and customs duty, tariff and similar charge; in each case, together with any interest, penalty or addition to tax imposed by any Governmental Authority in respect thereof.

“Tax Return” means any return, report, election, claims for refund, declaration of estimated Taxes and information statement, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

“Transaction Documents” means this Agreement, the Certificate of Designations, the Warrants, the Registration Rights Agreement, the Equity Commitment Letter, the Fee Agreement and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement, the Certificate of Designations, the Warrants and the Registration Rights Agreement.

“Transactions” means the Purchase and the other transactions expressly contemplated by this Agreement and the other Transaction Documents, including, without limitation, the exercise by any Purchaser Party of Warrants.

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“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any interest in any securities beneficially owned by such Person; provided that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the exercise of Warrants pursuant to their terms, (ii) the redemption or other acquisition of Common Stock, Warrants or Series A Preferred Stock by the Company or (iii) the transfer (other than by a Purchaser or an Affiliate of a Purchaser) of any limited partnership interests or other equity interests in a Purchaser (or any direct or indirect parent entity of such Purchaser) (provided that if any transferor or transferee referred to in this clause (iii) ceases to be controlled (directly or indirectly) by the Person (directly or indirectly) controlling such Person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer”).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code or any successor provision thereof.

(b)    In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Action	Section 3.07
Agreement	Preamble
AGS	Section 7.11
Announcement	Section 5.03
Balance Sheet Date	Section 3.05(c)
Bank Reports	Section 5.15
Bankruptcy and Equity Exception	Section 3.03(a)
Bond Offering	Section 2.02(c)
Capitalization Date	Section 3.02(a)
Certificate of Designations	Recitals
Class B Common Stock	Section 3.02(a)
Closing	Section 2.02(a)
Closing Date	Section 2.02(a)
Compamy’s Proposed Valuation	Section 5.11(c)
Company	Preamble
Company Disclosure Letter	Article III
Company Preferred Stock	Section 3.02(a)
Company SEC Documents	Section 3.05(a)
Company Securities	Section 3.02(b)
Competition Laws	Section 3.03(b)
Confidential Information	Section 5.04
Confidentiality Agreement	Section 5.04
Contract	Section 3.03(b)
Director Indemnitors	Section 5.09(g)

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Environmental Laws	Section 3.10
Equity Commitment Letter	Section 4.04
Equity Investor	Section 4.04
Excluded Issuance	Section 5.12(a)
Fee Agreement	Section 7.11
Filed SEC Documents	Article III
Final Warrant Valuation	Section 5.11(c)
Fundamental Representations	Section 6.01(a)
Infringe	Section 3.18
IRS	Section 2.02(b)(ii)(3)
Issuer Agreement	Section 5.14
Judgments	Section 3.07
Laws	Section 3.08(a)
New Governance Agreement	Section 3.02(a)
Non-Recourse Party	Section 7.05(b)
OFAC	Section 3.08(b)
Permits	Section 3.08(a)
Permitted Loan	Section 5.07(d)
Permitted Purpose	Section 5.04
Proposed Securities	Section 5.12(b)(i)
Purchase	Section 2.01
Purchase Price	Section 2.01
Purchaser Board Observer	Section 5.09(b)
Purchasers	Preamble
Purchasers’ Proposed Valuation	Section 5.11(c)
Sanctions	Section 3.08(b)
Series A Preferred Stock	Recitals
Silver Lake Agreement	Recitals
Silver Lake Purchaser	Recitals
Transfer Tax	Section 5.11(d)
Warrant Shares	Recitals
Warrants	Recitals

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ARTICLE II

Purchase and Sale

Section 2.01    Purchase and Sale at the Closing. On the terms and conditions of this Agreement, at the Closing, the Purchaser shall purchase and acquire from the Company, and the Company shall issue, sell and deliver to the Purchaser (a) 600,000 shares of Series A Preferred Stock and (b) the Warrants for an aggregate purchase price equal to $588 million (the “Purchase Price”). The purchase and sale of the Series A Preferred Stock and Warrants pursuant to this Section 2.01 is referred to as the “Purchase”.

Section 2.02    Closing. (a) On the terms of this Agreement, the closing of the Purchase (the “Closing”) shall occur at 10:00 am New York City time on the later of (1) subject to the satisfaction or waiver of the conditions set forth in Section 2.02(c), May 5, 2020 and (2) the first Business Day on which the conditions precedent set forth in Section 2.02(c) are satisfied or waived, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 (such date is referred to herein as the “Closing Date”).

(b)    At the Closing:

(i)    Subject to the Purchaser’s compliance with Section 2.02(b)(ii), the Company shall deliver to the Purchaser (1) the Securities purchased by them pursuant to Section 2.01 registered in the name of any Purchaser or through the facilities of The Depository Trust Company as elected by the Purchaser, in each case free and clear of all Liens, except restrictions on transfer imposed by the Company Charter Documents, the Securities Act, Section 5.07 and any applicable securities Laws and record the Purchaser as the owner of such Securities on the books and records of the Company and (2) the Transaction Documents to which it is a party, duly executed by the Company; and

(ii)    Subject to the Company’s compliance with Section 2.02(b)(i) and the satisfaction or waiver of the conditions set forth in Section 2.02(c), the Purchaser shall (1) pay the Purchase Price to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing, (2) deliver to the Company the Transaction Documents to which it is a party, duly executed by the Purchaser and (3) deliver to the Company a duly executed, valid, accurate and properly completed Internal Revenue Service (“IRS”) Form W-9 from the Purchaser, certifying that Purchaser is a U.S. Person.

(c)    The obligation of the Purchaser to consummate the Closing is subject to (i) the Silver Lake Agreement not being amended, terminated or supplemented without the prior written consent of Purchaser, (ii) the contemporaneous consummation of the transactions contemplated by the Silver Lake Agreement in accordance with the Silver Lake Agreement, (iii) the accuracy of the representations and warranties set forth in Section 3.17 and the last sentence of Section 3.02(b), (iv) the effectiveness of the Credit Agreement Amendment and (v) the closing of an offering by the Company of at least $2.0 billion aggregate principal amount of the Company’s senior notes to J.P. Morgan Securities LLC and certain other initial purchasers on terms that will not contain express restrictions on or prohibit the Company’s ability to pay dividends, in the form specified in the Company Charter Documents, on or to redeem the Series A Preferred Stock in accordance with the Certificate of Designations, or to comply with its obligations under this Agreement, the Certificate of Designations or the Warrants (the “Bond Offering”).

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Purchaser as of the date hereof and, solely as to Fundamental Representations, as of the Closing Date (except to the extent made only as of a specified date or period, in which case such representation and warranty is made as of such date or period) that, except as (A) set forth in the confidential disclosure letter delivered by the Company to the Purchaser prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed by the Company with, or publicly furnished by the Company to, the SEC and publicly available after December 31, 2019 and prior to the date hereof, including the Form 8-K to be filed by the Company on or about the date of this Agreement, a draft of which has been provided to the Purchaser (collectively, the “Filed SEC Documents”), other than any risk factor or similar disclosures in any such Filed SEC Document contained in the “Risk Factors”, or “Forward-Looking Statements” sections (or similarly titled sections) or any forward-looking statements within the meaning of the Securities Act or the Exchange Act thereof:

Section 3.01    Organization; Standing. (a) The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware, is in good standing with the DSS and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted,. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, reasonably be expected to prevent or materially delay, interfere with, hinder or impair the consummation by the Company of any of the Transactions on a timely basis or reasonably be expected to prevent or materially delay, interfere with, hinder or impair the compliance by the Company with their obligations under this Agreement. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents.

(b)    Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, and is duly licensed or qualified to transact business as a foreign corporation in each jurisdiction in which the conduct of its business requires such licensing or qualification, in each case except where the failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, reasonably be expected to prevent or materially delay, interfere with, hinder or impair the consummation by the Company of any of the Transactions on a timely basis or reasonably be expected to prevent or materially delay, interfere with, hinder or impair the compliance by the Company with their obligations under this Agreement.

Section 3.02    Capitalization. (a) The authorized capital stock of the Company consists of 1,600,000,000 shares of Common Stock, 400,000,000 shares of $0.0001 par value Class B Common Stock (“Class B Common Stock”) and 100,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”), of which 1,200,000 shares of Series A Preferred Stock, par value $0.001 per share will be authorized as of the date hereof. At the close of business on April 20, 2020 (the “Capitalization Date”), (i) 258,774,757 shares of Common Stock were issued and 135,458,438 shares of Common Stock were outstanding, (ii) 12,799,999 shares of Class B Common Stock were issued and 5,523,452 shares of Class B Common Stock were outstanding, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) 123,316,319 shares of Common Stock were held in treasury by the Company or owned by its Subsidiaries and 7,276,547 shares of Class B Common Stock were held in treasury by the Company or owned by its Subsidiaries, (v) (A) 4,437,149 shares of Common Stock and no shares of Class B Common Stock, in each case, were reserved for issuance pursuant to the Company Stock Plans and (B) 549,726 shares of Common Stock and no shares of Class B Common Stock, in each case, were reserved for issuance pursuant to the Company ESPPs, (vi) 6,216,052 shares of Common Stock and no shares of Class B Common Stock, in each case, were underlying outstanding Company RSU Awards (assuming target performance in the case of any performance based Company RSU Awards), (vii) 11,767,480 shares of Common Stock and no shares of Class B Common Stock, in each case, were reserved for issuance upon the exercise of outstanding unexercised Company Stock Options (including stock appreciation rights covering 33,131 shares of Common Stock) (viii) 3,777.465 shares of Common Stock were underlying outstanding Share Units, (ix) 29,606 shares of Common Stock underlying cash-settled Company RSU Awards, (x) 7,276,547 shares of Class B Common Stock are reserved for issuance pursuant to the Second Amended and Restated Governance Agreement, dated as of April 15, 2019, by and between the Company and Mr. Diller, as amended (the “New Governance Agreement”), and (xi) no other shares of capital stock of, or other equity interests (or any securities convertible into or exchangeable for or any rights exercisable for any such equity securities) in, the Company were issued, reserved for issuance or outstanding.

(b)    Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company other than obligations under the Company Stock Plans in the ordinary course of business, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company

Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise of Company Stock Options (or of the warrants issued hereunder or under the Silver Lake Agreement) or the satisfaction of Tax withholding with respect to the exercise of Company Stock Options or the vesting of Company RSUs Awards, or pursuant to the New Governance Agreement or the Certificate of Designations), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities (other than pursuant to the New Governance Agreement, this Agreement or the Silver Lake Agreement, including the Certificate of Designations and the warrants issued hereunder or the warrants issued under the Silver Lake Agreement). Other than the New Governance Agreement, this Agreement and the Silver Lake Agreement, neither the Company nor any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of (I) any Common Stock, Company Preferred Stock or any other equity or voting securities or interests in the Company, other than issuances of shares of Common Stock (A) pursuant to the exercise, vesting or settlement, as applicable, of Company RSU Awards, Company Stock Options or Share Units outstanding as of the close of business on the Capitalization Date in accordance with the terms of such Company equity awards or (B) under the Company ESPPs in accordance with their terms or (II) any other Company Securities, including equity-based awards. From the date of this Agreement and through the Closing, the Company shall not take any action, without the prior consent of the Purchaser, that would have required the consent of the holders of the Series A Preferred Stock under Section 8 of the Certificate of Designations had such certificate been in effect beginning as of the date hereof.

Section 3.03    Authority; Noncontravention. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation by it of the Transactions, have been duly authorized by the Board and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by it of the Transactions. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof and thereof by the Purchaser, constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)    Neither the execution and delivery of this Agreement or the other Transaction Documents by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Company Charter Documents, (ii) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (iii) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or, with or without notice, lapse of time or both, accelerate or increase the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract, result in the loss of a material benefit of the Company or its Subsidiaries under any such Contract, or give rise to a right of termination under any such Contract, except, (x) in the case of clause (ii), any required filings or approvals under the HSR Act or any foreign or other antitrust or competition laws, requirements or regulations (together with the HSR Act, the “Competition Laws”)prior to the issuance of Warrant Shares upon the exercise of Warrants in accordance with their terms and (y) in the case of clause (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, reasonably be expected to prevent or materially delay, interfere with, hinder or impair the consummation by the Company of any of the Transactions on a timely basis or reasonably be expected to prevent or materially delay, interfere with, hinder or impair the compliance by the Company with their obligations under this Agreement; provided, however, that for the purposes of this Section 3.03(b), the definition of Material Adverse Effect shall not include clause (B)(2) in the proviso of such definition.

Section 3.04    Governmental Approvals. Except for (a) the filing of the Certificate of Designations with the DSS and the acceptance for record by the DSS of the Certificate of Designations pursuant to the DGCL, (b) filings required under, and compliance with other applicable requirements of applicable Competition Laws upon the exercise of Warrants in accordance with their terms and (c) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, reasonably be expected to prevent or materially delay, interfere with, hinder or impair the consummation by the Company of any of the Transactions on a timely basis or reasonably be expected to prevent or materially delay, interfere with, hinder or impair the compliance by the Company with their obligations under this Agreement; provided, however, that for the purposes of this Section 3.04, the definition of Material Adverse Effect shall not include clause (B)(2) in the proviso of such definition.

Section 3.05    Company SEC Documents; Undisclosed Liabilities. (a) The Company has filed with the SEC, on a timely basis, all required reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act since the Lookback Date (collectively, the “Company SEC Documents”). As of their respective SEC filing dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (and the regulations promulgated thereunder), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, no event giving rise to an obligation to file (or furnish) a report under Form 8-K with the SEC has occurred as to which the time period for making such filing has not yet expired and as to which the applicable Form 8-K has not been publicly filed or furnished (unless such event has otherwise been disclosed to the Purchaser in writing prior to the date hereof).

(b)    The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC), applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and the absence of footnote disclosures).

(c)    Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of December 31, 2019 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as expressly contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) that have been discharged or paid prior to the date of this Agreement or (v) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in Filed SEC Documents, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

(d)    The Company has established and maintains, and at all times since the Lookback Date has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) in accordance with Rule 13a-15 under the Exchange Act in all material respects. Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight

Board) in the design or operation of the Company’s internal controls over and procedures relating to financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

Section 3.06    Absence of Certain Changes. Since January 1, 2020, through the date of this Agreement, there has not been any Material Adverse Effect.

Section 3.07    Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or, to the Knowledge of the Company, threatened legal, regulatory or administrative proceeding, suit, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority (“Judgments”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority.

Section 3.08    Compliance with Laws; Permits; OFAC; Sanctions; FCPA. (a)The Company and each of its Subsidiaries are and since the Lookback Date have been, in compliance with all state or federal laws, common law, statutes, ordinances, codes, rules or regulations or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority (“Laws”), Judgments and policies and contractual obligations relating to privacy and data and system security, in each case, that are applicable to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (“Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any directors or officer of the Company or any of its Subsidiaries is currently the target of any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury, the European Union or relevant member states of the European Union (collectively, the “Sanctions”) and the Company and its Subsidiaries and, to the Knowledge of the Company, their respective directors, officers, employees and agents (to the extent such persons are acting for or on behalf of the Company of any of its Subsidiaries) are, and since the Lookback Date have been, in compliance with Sanctions, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    The Company and its Subsidiaries, and, to the Knowledge of the Company, their respective directors, officers, employees, and agents acting on behalf of or for the Company’s or any Subsidiary’s benefit are, and since the Lookback Date have been, in compliance with the U.S. Foreign Corrupt Practices Act of 1977 or similar law of a jurisdiction in which the Company or any of its Subsidiaries conduct their respective businesses and to which they are lawfully subject, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No part of the proceeds of the Purchase Price paid hereunder shall be used to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.09    Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and correct, (b) all Taxes (whether or not shown on any Tax Return) for which the Company and each of its Subsidiaries are liable have been timely paid except for Taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established, (c) no examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Authority is currently in progress or threatened in writing other than any examination or audit presenting issues for which adequate reserves have been established and (d) within the past three (3) years, neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 3.10    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries have complied since the Lookback Date with and is in compliance with all applicable Laws relating to pollution or the protection of the environment or natural resources (“Environmental Laws”), and the Company has not received any written notice since the Lookback Date alleging that the Company is in violation of or has liability under any Environmental Law, (b) the Company and its Subsidiaries possess and have complied since the Lookback Date with and are in compliance with all Permits required under Environmental Laws for the operation of their respective businesses, (c) there is no Action under or pursuant to any Environmental Law or environmental Permit that is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries has become subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws, (e) neither the Company nor any of its Subsidiaries has any liabilities or obligations arising from the Company’s or any of its Subsidiaries’ management disposal or release of, or exposure of any Person to, any hazardous or toxic substance, or any owned or operated property or facility contaminated by any such substance and (f) neither the Company nor any of its Subsidiaries has by contract or operation of law assumed responsibility or provided an indemnity for any liability of any other Person relating to Environmental Laws.

Section 3.11    No Rights Agreement; Anti-Takeover Provisions. The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

Section 3.12    Brokers and Other Advisors. Except for J.P. Morgan Securities LLC and Moelis & Company LLC., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.13    Sale of Securities. Assuming the accuracy of the representations and warranties set forth in Section 4.08, the sale of the Securities pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations thereunder. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Securities, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Securities under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or step that would cause the offering or issuance of Securities under this Agreement to be integrated with other offerings by the Company.

Section 3.14    Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on The NASDAQ Global Select Market, and the Company has taken no action designed to, or which, to the Knowledge of the Company, is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from The NASDAQ Global Select Market, nor has the Company received as of the date of this Agreement any notification that the SEC or The NASDAQ Global Select Market is contemplating terminating such registration or listing.

Section 3.15    Status of Securities. As of the Closing, the Securities acquired pursuant to this Agreement will be duly classified pursuant to applicable provisions of the Company Charter Documents and the DGCL and such Securities and the shares of Common Stock issuable upon exercise of the Warrants will be, when issued, duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws and will not be subject to preemptive rights of any other Person, and will be free and clear of all Liens, except restrictions imposed by the Securities Act, Section 5.07 and any applicable securities Laws.

Section 3.16    Indebtedness. The Company is not party to any material Contract, and is not subject to any provision in the Company Charter Documents or resolutions of the Board that, in each case, by its terms prohibits or prevents the Company from paying dividends in form and the amounts contemplated by the Certificate of Designations or from redeeming the Company’s Series A Preferred Stock in the manner and at the times contemplated by the Certificate of Designations, other than in accordance with the terms of the Credit Agreement Amendment. The Credit Agreement Amendment, assuming due authorization, execution and delivery thereof by the other parties thereto, will, when executed by the Company and its Subsidiaries that are parties thereto, (x) be duly authorized, executed and delivered by the Company and its Subsidiaries that are parties thereto and (y) represent the legal and valid binding obligation of the Company and its Subsidiaries that are parties thereto, subject the Bankruptcy and Equity Exception.

Section 3.17    Silver Lake Agreement. The Company has provided prior to the execution and delivery of this Agreement a true, complete and correct copy of the Silver Lake Agreement to the Purchaser. Such agreement is in full force and effect and the Company has not entered into, and will not enter into prior to the Closing, any other agreement, arrangement or understanding with Silver Lake with respect to any securities of the Company or any of its Subsidiaries, the transactions contemplated by the Silver Lake Agreement or the payment of any fees or expenses in connection therewith, except for (w) any Issuer Agreement or transactions, fees or expenses provided therein, (x) any non-disclosure agreement with the Silver Lake Purchasers or its Affiliate, (y) the Fee Letter and (z) the equity financing commitment letter, dated as of the date hereof, by and among the Silver Lake Purchasers and Silver Lake Partners V, L.P.

Section 3.18    Intellectual Property; Security. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the conduct of the businesses of the Company and each of its Subsidiaries do not infringe, misappropriate or otherwise violate (“Infringe”), and since the Lookback Date have not Infringed, the intellectual property rights of any Person, (b) to the Knowledge of the Company, no Person is Infringing or challenging or threatening to challenge the ownership, use, validity or enforceability of any intellectual property owned by the Company or any of its Subsidiaries and (c) the Company and each of its Subsidiaries take, and since the Lookback Date have taken, commercially reasonable efforts to protect the confidentiality of their trade secrets and the integrity, continuous operation and security of their software and systems (and the data stored thereon), and since the Lookback Date, there have been no breaches, outages or violations of or unauthorized accesses to same (except for those that were resolved without material cost, liability or the duty to notify any Person).

Section 3.19    No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Securities, the Common Stock, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Purchaser or any of their Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Purchaser acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Purchaser or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Purchaser or any of its Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Purchaser.

Section 3.20    No Other Purchaser Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV, the Company hereby acknowledges that no Purchaser nor any other Person (a) has made or is making any other express or implied representation or warranty with respect to Purchaser or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives or

(b) except in the case of Fraud in connection with the representations and warranties expressly set forth in Article IV, will have or be subject to any liability or indemnification obligation to the Company resulting from the delivery, dissemination or any other distribution to the Company or any of its Representatives, or the use by the Company or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Company or any of its Representatives, including in due diligence materials, in anticipation or contemplation of any of the Transactions or any other transactions or potential transactions involving the Company and the Purchaser. The Company, on behalf of itself and on behalf of its respective Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to Fraud in connection with the representations and warranties expressly set forth in Article IV.

ARTICLE IV

Representations and Warranties of the Purchaser

Purchaser represents and warrants to the Company, as of the date hereof:

Section 4.01    Organization; Standing. Purchaser is the type of entity set forth on the signature pages hereto, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, and is a U.S. Person, and Purchaser has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.02    Authority; Noncontravention. (a) Purchaser has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents and the consummation by Purchaser of the Transactions have been duly authorized and approved by all necessary action on the part of Purchaser, and no further action, approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents and the consummation by Purchaser of the Transactions. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the execution and delivery of this Agreement or the other Transaction Documents by the Purchaser, nor the consummation of the Transactions by the Purchaser, nor performance or compliance by the Purchaser with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate or articles of incorporation, bylaws or other comparable charter or organizational documents of Purchaser or (ii) violate any Law or Judgment applicable to Purchaser or any of its Subsidiaries or violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Subsidiaries is a party or accelerate Purchaser’s or any of its Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), (x) any required filings or approvals under applicable Competition Laws prior to the issuance of shares of Common Stock upon the exercise of Warrants and (y) as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.03    Governmental Approvals. Except for (a) the filing by the Company of the Certificate of Designations with the DSS and the acceptance for record by the DSS of the Certificate of Designations pursuant to the DGCL and (b) filings required under, and compliance with other applicable requirements of, applicable Competition Laws prior to the issuance of shares of Common Stock upon the exercise of Warrants, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.04    Financing. On the Closing Date the Purchaser will have at the Closing all immediately available funds necessary to consummate the Purchase and pay the Purchase Price for the Securities to be acquired hereunder on the terms and conditions contemplated by this Agreement, and to pay any fees and expenses of or payable by Purchaser, as and when expressly contemplated by this Agreement, and to pay or otherwise perform all obligations of Purchaser under the other Transaction Documents (except with respect to the Bond Offering). Purchaser is a party to and has accepted a fully executed commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), from a certain Person (the “Equity Investor”) pursuant to which the Equity Investor has agreed, subject to the terms and conditions thereof, to invest in Purchaser the amounts set forth therein. The Equity Commitment Letter provides that the Company is a third-party beneficiary thereof, in accordance with and subject to the terms and conditions set forth therein, and is entitled to enforce such agreement. The equity financing committed pursuant to the Equity Commitment Letter is referred to in this Agreement as the “Equity Financing”. Purchaser has delivered to the Company a true, complete and correct copy of the executed Equity Commitment Letter. Except as expressly set forth in the Equity Commitment Letter, there are no conditions precedent to the obligations of the Equity Investor to provide the Equity Financing or any contingencies that would permit the Equity Investor to reduce the total amount of the Equity Financing. The Equity Commitment Letter constitutes the legal, valid binding and enforceable obligations of Purchaser and all the other parties thereto and is in full force and effect. As of the date of this Agreement, the Equity Commitment Letter has not been modified, amended or altered, no such amendment, modification, or alteration is contemplated and none of the commitments under the Equity Commitment Letter have been terminated, reduced, withdrawn or rescinded in any respect. The Equity Commitment Letter will not be amended, modified or altered at any time through the Closing.

Section 4.05    Ownership of Company Stock. None of the Purchaser nor any of its Affiliates owns any capital stock or other equity or equity-linked securities of the Company, except that certain individuals who are Affiliates of the Purchaser beneficially own a de minimis number of shares of Common Stock.

Section 4.06    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates, except for Persons, if any, whose fees and expenses will be paid by the Purchaser.

Section 4.07    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Purchaser and its Representatives, Purchaser and its Representatives have received and may continue to receive from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information containing such information, regarding the Company and its Subsidiaries and their respective businesses and operations. Purchaser hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Purchaser is familiar, that Purchaser is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to Purchaser (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that except for Fraud in connection with the representations and warranties expressly set forth in Article III, Purchaser will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto.

Section 4.08    Purchase for Investment. Purchaser acknowledges that the Securities and the Common Stock issuable upon the exercise of the Warrants have not been registered under the Securities Act or under any state or other applicable securities laws. Purchaser (a) acknowledges that it is acquiring the Securities and the Common Stock issuable upon the exercise of the Warrants pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer, or otherwise dispose of any of the Securities or the Common Stock issuable upon the exercise of the Warrants, except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) is a sophisticated institutional investor with extensive knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and the Common Stock issuable upon the exercise of the Warrants and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (e) (1) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Securities and the Common Stock issuable upon the exercise of the Warrants, (2) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (3) can bear the economic risk of (i) an investment in the Securities and the Common Stock issuable upon the exercise of the Warrants indefinitely and (ii) a total loss in respect of such investment. Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Securities and the Common Stock issuable upon the exercise of the Warrants, and to protect its own interest in connection with such investment.

Section 4.09    Bond Offering. On or prior to the date of this Agreement, Affiliates of the Purchaser have submitted (and will not withdraw) an order to J.P. Morgan Securities LLC or the other initial purchasers in the Bond Offering to purchase $350 million aggregate principal amount (subject to cutback by the initial purchasers of the Bond Offering) of the Company’s senior notes as part of the Bond Offering. To the extent that the launch of the Bond Offering is delayed, Affiliates of the Purchaser will submit (or reconfirm) an offer to J.P. Morgan Securities LLC or the other initial purchasers in the Bond Offering to purchase $350 million aggregate principal amount (subject to cutback by the initial purchasers of the Bond Offering) of the Company’s senior notes as part of the Bond Offering.

Section 4.10    No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article III, Purchaser hereby acknowledges that neither the Company nor any of its Subsidiaries, nor any other Person (including J.P. Morgan Securities LLC and Moelis & Company LLC), (a) has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to Purchaser or any of its Representatives or any information developed by Purchaser or any of its Representatives or (b) except in the case of Fraud in connection with the representations and warranties expressly set forth in Article III, will have or be subject to any liability or indemnification obligation to Purchaser resulting from the delivery, dissemination or any other distribution to Purchaser or any of its Representatives, or the use by Purchaser or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Purchaser or any of its Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal), in anticipation or contemplation of any of the Transactions or any other transactions or potential transactions involving the Company and Purchaser. Purchaser, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to Fraud in connection with the representations and warranties expressly set forth in Article III. Purchaser hereby acknowledges (for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and its own in-depth analysis of the merits and risks of the Transactions in making its investment decision and, in making its determination to proceed with the Transactions, Purchaser and its Affiliates and Representatives have relied on the results of their own independent investigation and analysis.

Section 4.11    No Other Purchaser Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV, neither the Purchaser nor any other Person on its behalf has made or is making any other express or implied representation or warranty.

ARTICLE V

Additional Agreements

Section 5.01    Antitrust Filings. The Company and the Purchaser acknowledge that one or more filings, notifications, expirations of waiting periods, waivers and/or approvals under applicable Competition Laws may be necessary in connection with, and prior to, the issuance of shares of Common Stock upon exercise of the Warrants in accordance with their terms. From and after the Closing, the Purchaser will promptly notify the Company if any such filing, notification, expiration of a waiting period, waiver and/or approval is required in connection with any such exercise and, notwithstanding anything to the contrary in this Agreement or the Warrants, Purchaser expressly acknowledges and agrees that any such exercise shall be expressly subject to any such applicable filing, notification, expiration of a waiting period, waiver and/or approval. To the extent requested by the Purchaser or its Permitted Transferees from time to time following the Closing, the Company will use reasonable best efforts to cooperate in promptly making or causing to be made all necessary applications, submissions and filings under any applicable Competition Laws in connection with the issuance of shares of Common Stock upon exercise of the Warrants whether in advance of such exercise or contemporaneous with such exercise; provided that, notwithstanding anything in this Agreement or the Warrants to the contrary, the Company shall not have any responsibility or liability for failure of the Purchaser or any of its Permitted Transferees or Affiliates to comply with any applicable Competition Law or to obtain any required consents, expirations, waivers or approvals. For the avoidance of doubt, from and after the Closing, Purchaser and its Permitted Transferees may require the cooperation of the Company under this Section 5.01 at any time, and from time to time and on multiple occasions, prior to the exercise in full of the Warrants held by Purchaser or its Permitted Transferee. The Purchaser and the Company shall each be responsible for the payment of one-half of all filing fees associated with any such applications or filings (provided, that if the application or filing would not have been required in connection with the applicable exercise of Warrants had the Purchaser Parties beneficially owned only Securities acquired under this Agreement (or Warrant Shares issued upon exercise of Warrants), the Purchaser Parties shall be responsible for 100% of such filing fees).

Section 5.02    Corporate Actions. (a) At any time that Warrants remain outstanding, the Company shall from time to time take all lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the exercise requirements of the Warrants then outstanding.

(b)    Prior to the Closing, the Company shall file with the DSS the Series A Certificate of Designations.

Section 5.03    Public Disclosure. The Purchaser Parties and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Documents or the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. The Purchaser and the Company agree that the initial press release to be issued with respect to the

Transactions following execution of this Agreement shall be in the form mutually agreed by the parties (the “Announcement”). Notwithstanding the foregoing, this Section 5.03 shall not apply to any press release or other public statement made by the Company or the Purchaser (a) that is consistent with the Announcement and does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of the Transaction Documents or the Transactions.

Section 5.04    Confidentiality. The Purchaser will, and will cause its Affiliates and their respective Representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to the Purchaser, its Affiliates or its or their respective Representatives by or on behalf of the Company or any of its Representatives pursuant to (x) this Agreement, including any such information provided pursuant to Section 5.09(h) or Section 5.12 or (y) pursuant to the non-disclosure agreement, dated March 28, 2020, by and between Apollo Management Holdings, L.P. and the Company (the “Confidentiality Agreement”) (the information referred to in clauses (x) and (y), collectively referred to as the “Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Purchaser Parties’ investment in the Company made pursuant to this Agreement (a “Permitted Purpose”); provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by the Purchaser, any of its Affiliates or any of their respective Representatives in violation of this Section 5.04, (ii) was or becomes available to the Purchaser, any of its Affiliates or any of their respective Representatives on a non-confidential basis from a source other than the Company or its Representatives; provided that such source was not, to the Purchaser’s knowledge after due inquiry, subject to any legally binding obligation (whether by agreement or otherwise) to keep such information confidential, (iii) at the time of disclosure is already in the possession of the Purchaser, any of its Affiliates or any of their respective Representatives, provided that such information is not, to the Purchaser’s knowledge after due inquiry, subject to any legally binding obligation (whether by agreement or otherwise) to keep such information confidential, or (iv) is independently developed by the Purchaser, any of its Affiliates or any of their respective Representatives without reference to, incorporation of, reliance on or other use of any Confidential Information. Purchaser agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that Confidential Information may be disclosed solely (i) to Purchaser’s Affiliates and Permitted Transferees and its and their respective Representatives to the extent required for a Permitted Purpose, and in any event shall not be shared with any such Representative who, to the knowledge of the Purchaser, has an employment, director, officer, operating partner or similar relationship with a Competitor, (ii) to its stockholders, limited partners, members or other owners, as the case may be, regarding the general status of its investment in the Company (without disclosing specific confidential information), (iii) to any prospective financing source in connection with effecting a Permitted Loan (including any syndication and marketing thereof), as long as such prospective lender agrees to be bound by a customary confidentiality or non-disclosure agreement and (iv) in the event that Purchaser, any of its Affiliates or any of its or their respective Representatives are requested or required by applicable Law, Judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances Purchaser, its Affiliates and its and their respective Representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Company promptly so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure (in which case Purchaser shall use reasonable efforts to assist the Company in this respect), all at the Company’s sole cost and expense. The obligations of this Section 5.04 shall remain in full force and effect until the later of (1) two (2) years from the Closing Date and (2) the Purchaser Parties no longer satisfying the 50% Beneficial Ownership Requirement.

Section 5.05    NASDAQ Listing of Shares. The Company shall promptly apply to cause the aggregate number of Warrant Shares to be approved for listing on The NASDAQ Global Select Market, subject to official notice of issuance. From time to time following the Closing Date, the Company shall cause the number of Warrant Shares then issuable upon exercise of the then outstanding Warrants to be approved for listing on The NASDAQ Global Select Market, subject to official notice of issuance, or such other primary exchange as to which the Common Stock is then admitted for trading.

Section 5.06    Standstill. The Purchaser agrees that during the Standstill Period, without the prior written approval of the Board, the Purchaser will not, directly or indirectly, and will cause its Affiliates not to:

(a)    acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any equity securities or direct or indirect rights to acquire any equity securities of the Company or any of its Subsidiaries, any securities convertible into or exchangeable for any such equity securities, or any options or other derivative securities or contracts or instruments payment under which are determined with reference to the price of shares of Common Stock (but in any case excluding (A) issuances by the Company of shares of Common Stock or options, warrants or other rights to acquire Common Stock (or the exercise thereof) to the Purchaser Director as compensation for their membership on the Board, (B) issuances by the Company of Warrant Shares pursuant to any exercise of the Warrants in accordance with their terms and (C) acquisitions by the Purchaser Parties pursuant to Section 5.12);

(b)    make or in any way encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any voting equity securities of the Company or any of its Subsidiaries, or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, or other than with respect to the Purchaser Director, seek election to or to place a representative on the Board or seek the removal of any director from the Board;

(c)    make any public announcement with respect to, or offer, seek, propose or publicly indicate an interest in (in each case with or without conditions), any merger, consolidation, business combination, tender or exchange offer for the Company’s equity securities, recapitalization, reorganization or purchase of any material assets of the Company or its Subsidiaries, or any other extraordinary transaction involving the Company or any Subsidiary of the Company or any of their respective equity securities, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing; provided that the Purchaser may make confidential proposals to the Board regarding mergers, consolidations or other business combinations with the Company or a purchase of any of the Company’s material assets so long as such proposals would not reasonably be expected to require any public disclosure by any Person;

(d)    otherwise act, alone or in concert with others, to control or seek to control, advise or knowingly influence, in any manner, management or the board of directors, or the policies of the Company or any of its Subsidiaries (other than the Purchaser Director acting in his or her capacity as a member of the Board or voting at a meeting of the Company’s stockholders);

(e)    prior to the first anniversary of the date of this Agreement, acquire, offer or seek to acquire, by purchase or otherwise, any debt securities of the Company or any of its Subsidiaries other than debt securities of the Company acquired in connection with the Bond Offering;

(f)    make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing;

(g)    knowingly advise, knowingly assist, knowingly encourage or direct any Person to do, or to knowingly advise, knowingly assist, knowingly encourage or direct any other Person to do, any of the foregoing;

(h)    take any action that would or would reasonably be expected to require the Company to make a public announcement regarding the possibility of a transaction or any of the events described in this Section 5.06;

(i)    enter into any discussions, negotiations, communications, arrangements or understandings with any third party (including security holders of the Company, but excluding, for the avoidance of doubt, the Purchaser Parties) with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any third party (excluding, for the avoidance of doubt, the Purchaser Parties) with respect to the Company or any of its Subsidiaries or any securities of the Company or of any of its Subsidiaries or otherwise in connection with any of the foregoing;

(j)    request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 5.06; or

(k)    contest the validity of this Section 5.06 or make, initiate, take or participate in any demand, Action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 5.06;

provided, however, that nothing in this Section 5.06 will limit (1) any private proposals made to the Chief Executive Officer of the Company or the Chairman of the Board (so long as the manner or content of any such communication would not reasonably be expected to require any public disclosure by any Person) or (2) any actions taken by the Purchaser Director, or the ability of the Purchaser Director to vote or otherwise exercise his or her legal duties, in each case in his or her capacity as a member of the Board. Notwithstanding the foregoing, this Section 5.06 shall not prevent or impair the ability of the Purchaser or any of its Affiliates to (x) exercise any of its rights set forth in Section 5.12 or pursuant to the terms of the Series A Preferred Stock or the Warrants,

(y) acquire, or seek or propose to acquire, equity securities of the Company (or any securities convertible into or exchangeable for any such equity securities) that would result in the Purchaser Parties, together with their Affiliates, beneficially owning shares of Common Stock (on a fully as converted, as exercised basis) representing up to 5% of the outstanding shares of Common Stock (taking into account, on a fully as exercised basis, any shares of Common Stock underlying the Warrants) or (z) acquire, offer or seek to acquire, by purchase or otherwise, debt securities of the Company and its Subsidiaries (but excluding any such securities that are convertible or exercisable into, or exchangeable for, equity securities of the Company) (“Non-Convertible Debt”) that would result in the Purchaser Parties, together with their Affiliates, beneficially owning no more than 30% of the aggregate principal amount of all Non-Convertible Debt of the Company outstanding at the time of acquisition plus an additional principal amount of debt securities equal to the principal amount of debt securities acquired by the Purchaser’s Affiliates in connection with the Bond Offering.

Section 5.07    Transfer Restrictions. (a) Except as otherwise permitted in Section 5.07(b), until the second anniversary of the Closing Date, the Purchaser Parties will not (i) Transfer any Series A Preferred Stock, Warrants or any Warrant Shares or (ii) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss that results from a decline in the market price of, any shares of Series A Preferred Stock, Warrants or any shares of Common Stock, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to any of the Series A Preferred Stock, the Warrants or the Common Stock.

(b)    Notwithstanding Section 5.07(a), the Purchaser Parties shall be permitted to Transfer any portion or all of their Series A Preferred Stock, Warrants or Warrant Shares, at any time (unless otherwise indicated herein), under the following circumstances:

(i)    Transfers to any Permitted Transferees of the Purchaser or a Purchaser Party, but only (1) if the transferee agrees in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement and (2) if the transferee and the transferor agree in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) that the transferee shall Transfer the Series A Preferred Stock, Warrants and/or Warrant Shares so Transferred back to the transferor or another Permitted Transferee at or before such time as the transferee ceases to be a Permitted Transferee of the transferor; provided, however that clauses (1) and (2) above shall not apply for so long as the Transfer is an indirect transfer and the record holder of the transferred Series A Preferred Stock, Warrants or Warrant Shares is already a party to this Agreement.

(ii)    Transfers pursuant to a merger, consolidation or other business combination involving the Company;

(iii)    Transfers pursuant to a tender offer or exchange offer for equity securities of the Company made by a Person who is not a Purchaser Party or any of their Affiliates;

(iv)    Transfers (x) in the form of a sale to a third party for cash solely to the extent that the net proceeds of such sale are solely used to satisfy a margin call (i.e. posted as collateral) or repay a Permitted Loan to the extent necessary to satisfy a bona fide margin call on such Permitted Loan or avoid a bona fide margin call on such Permitted Loan that is reasonably likely to occur (in each case through no fault of the Purchaser or any of its Affiliates) or (y) in connection with any Permitted Loan or any foreclosure, disposition, sale or the exercise of any rights or remedies in connection therewith;

(v)    after the first anniversary of the Closing Date, Transfers of Warrant Shares acquired upon exercise of Warrants; and

(vi)    Transfers that have been approved by the Board or, in the case of a tender offer or exchange offer, that have been recommended by the Board or as to which the Board has otherwise taken a neutral position as of the fifth Business Day prior to the expiration date of such offer, in each case, subject to such conditions as the Board determines.

(c)    Notwithstanding Sections 5.07(a) and (b), the Purchaser Parties will not at any time, directly or indirectly (without the prior written consent of the Board) Transfer any Series A Preferred Stock, Warrants or Warrant Shares to any Person that is actually known to be (1) a Competitor, (2) an Activist Investor or (3) a Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) of Persons other than Barry Diller (or a group of Persons that includes Barry Diller) who, to the actual knowledge of the Purchaser Parties, would beneficially own (on a fully as converted, as exercised basis) 5% or more of the Common Stock then outstanding (provided, that the foregoing clause (3) shall not restrict Transfers permitted under Section 5.07(b) (other than clause (iii), (iv) or (v) thereof) or any Transfer in connection with any Permitted Loan or any foreclosure, disposition, sale or the exercise of any rights or remedies in connection therewith (subject to compliance with Section 5.07(d)), and the foregoing clauses (1)-(3) shall not restrict Transfers permitted under Section 5.07(b)(vi)); provided, further, that the foregoing clauses (1)-(3) of this Section 5.07(c) shall not restrict (i) any Transfer effected through a registered offering or through a bona fide sale to the public without registration effected pursuant to Rule 144 under the Securities Act, or (ii) any Transfer to a broker-dealer in a block sale so long as such broker-dealer is purchasing such securities for its own account and makes block trades in the ordinary course of its business.

(d)    Notwithstanding anything to the contrary in this Section 5.07, the Purchaser Parties shall be permitted to mortgage, hypothecate, and/or pledge the Securities and/or Warrant Shares in respect of one or more bona fide loans or lending transactions (each, a “Permitted Loan”). Nothing contained in this Agreement (other than Section 5.07(c)) shall prohibit or otherwise restrict the ability of any lender (or its securities’ affiliate) or collateral agent to foreclose upon and sell, dispose of or otherwise transfer the Securities and/or Warrant Shares mortgaged, hypothecated and/or pledged to secure the obligations of the borrower following an event of default under a Permitted Loan. In the event that any lender or other creditor under a Permitted

Loan transaction (including any agent or trustee on their behalf) or any affiliate of the foregoing exercises any rights or remedies in respect of the Securities or Warrant Shares or any other collateral for any Permitted Loan, no lender, creditor, agent or trustee on their behalf or affiliate of any of the foregoing (other than, for the avoidance of doubt, Purchaser or any of its Affiliates) shall be entitled to any rights hereunder (including the rights or benefits provided for in Section 5.09 or Section 5.12 but excluding, for the avoidance of doubt, any rights or benefits provided for upon assignment pursuant to the terms of the Registration Rights Agreement) or have any obligations or be subject to any transfer restrictions or limitations hereunder except and to the extent for those expressly provided for herein and in the Registration Rights Agreement, as applicable.

(e)    Any attempted Transfer in violation of this Section 5.07 shall be null and void ab initio.

Section 5.08    Legend. (a) All certificates or other instruments representing the Series A Preferred Stock, Warrants or Warrant Shares will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF APRIL 23, 2020, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b)    Upon request of the applicable Purchaser Party and, if requested by the Company, receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate or other instrument for any Series A Preferred Stock, Warrant or Common Stock to be Transferred in accordance with the terms of this Agreement and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement.

Section 5.09    Director and Observer Rights. (a) At or prior to the Closing, the Board shall have taken all action necessary to cause one (1) Purchaser Designee to be appointed as a member of the Board, effective as of the Closing. Following the Closing and until the occurrence of the Fall-Away of Purchaser Board Rights, the Company will nominate a Purchaser Designee to be elected at each annual meeting of the Company’s stockholders, recommend that holders of its Common Stock and Class B Common Stock vote to elect such Purchaser Designee and use its reasonable efforts to cause the election to the Board of a slate of directors that includes such

Purchaser Designee. If the Purchaser Designee is not elected to serve as the Purchaser Director, the Board of Directors of the Company will take all lawful actions to appoint such Purchaser Designees as the Purchaser Director, including increasing the size of the Board of Directors and appointing such Purchaser Designee to fill the vacancy created by such increase.

(b)    Following the Closing and until the occurrence of the Fall-Away of Purchaser Board Rights, the Company shall also cause one (1) Purchaser Designee to be appointed as a non-voting observer of the Board (the “Purchaser Board Observer”). The Purchaser Board Observer shall be permitted to attend, strictly as an observer, meetings of the Board and material information delivered to the Board shall be delivered to the Purchaser Board Observer at substantially the same time as delivered to other non-executive directors; provided, however, that the Company shall have the right to withhold any information and to exclude the Purchaser Board Observer from all or any portion of any meeting if access to such information or attendance at such meeting or portion of a meeting could reasonably be expected to (i) adversely affect the attorney-client privilege or work product protection, (ii) violate any Law, or (iii) violate the terms of any confidentiality agreement or other contract with a third party. The Purchaser Board Observer shall not have any voting rights with respect to any matters considered or determined by the Board or any committee thereof, or be entitled to receive any compensation or reimbursement of expenses in his or her capacity as Purchaser Board Observer. Any action taken by the Board at any meeting will not be invalidated by the absence of the Purchaser Board Observer at such meeting.

(c)    Upon the occurrence of the Fall-Away of Purchaser Board Rights, if requested by the Board, the Purchaser Director and the Purchaser Board Observer shall immediately resign, and the Purchaser shall cause the Purchaser Director and the Purchaser Board Observer to immediately to resign, from the Board (or as a non-voting observer, as applicable) effective as of the date of the Fall-Away of Purchaser Board Rights, and the Purchaser shall no longer have any rights under this Section 5.09, including, for the avoidance of doubt, any designation and/or nomination rights under Section 5.09(a) or Section 5.09(b).

(d)    Each Purchaser Director and Purchaser Board Observer shall deliver to the Company an irrevocable letter of resignation resigning automatically and without further action upon delivery of a request for resignation by the Purchaser. Following the Closing and until the occurrence of the Fall-Away of Purchaser Board Rights, (i) in the event of the death, disability, resignation (including pursuant to the letter of resignation referred to in the immediately preceding sentence) or removal of the Purchaser Director as a member of the Board or of the Purchaser Board Observer as non-voting observer to the Board, the Purchaser may designate a Purchaser Designee to replace such Purchaser Director or Purchaser Board Observer (as applicable) and, subject to Section 5.09(e) and any applicable provisions of the DGCL, the Company shall take such action as is necessary to cause such Purchaser Designee to be appointed to the Board or as the Purchaser Board Observer, as applicable.

(e)    The Company’s obligations with respect to the Purchaser Director and the Purchaser Board Observer pursuant to this Section 5.09 shall in each case be subject to (A) such Purchaser Designee’s and such Purchaser Director or Purchaser Board Observer’s (as applicable) satisfaction of all requirements regarding service as a director of the Company under applicable Law and stock exchange rules regarding service as a director of the Company and all other criteria and qualifications for service as a director applicable to all non-executive directors of the

Company, (B) such Purchaser Designee and such Purchaser Director or Purchaser Board Observer (as applicable) meeting all independence requirements of The NASDAQ Global Select Market (excluding any heightened independence standards applicable to audit committee independence); and (C) such Purchaser Designee and Purchaser Director or Purchaser Board Observer (as applicable) not being or becoming a Representative of a Competitor. The Purchaser Parties will cause each Purchaser Designee to make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations as the Board may reasonably request in order to determine such Purchaser’s Designee’s eligibility and qualification to serve as contemplated hereunder. No Purchaser Designee shall be eligible to serve as a director or board observer if he or she (x) has been involved in any of the events enumerated under Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f), other than Item 401(f)(1), of Regulation S-K under the Securities Act, (y) is subject to any Judgment prohibiting service as a director of any public company or (z) is not reasonably acceptable to the Board or Nominating Committee of the Board; provided, that for the purposes of this clause (z), the persons identified in Section 5.09(e) of the Company Disclosure Letter and any senior partner, co-head of a group or president at Apollo Global Management, Inc. or its affiliated management companies shall be deemed to be acceptable to the Board and Nominating Committee for so long as each of the other requirements set forth in this Section 5.09 applicable a Purchaser Designee is satisfied. In the event that a Purchaser Director or a or Purchaser Board Observer becomes aware that it no longer satisfies all the requirements set forth in (1) the immediately preceding sentence and (2) the first sentence of this Section 5.09(e), the Purchaser Director or Purchaser Board Observer (as applicable) shall immediately resign, and the Purchaser shall immediately cause the Purchaser Director or Purchaser Board Observer (as applicable) to resign, from the Board (or as a non-voting observer, as applicable) effective immediately, and the Purchaser shall be entitled to designate a new Purchaser Director or Purchaser Board Observer (as applicable), subject to the terms of this Section 5.09. As a condition to the Purchaser Designee’s (x) election to the Board or nomination for election as a director of the Company or (y) appointment as a non-voting observer, as applicable, in each case pursuant to this Section 5.09, each Purchaser Designee must provide to the Company:

(i)    all information reasonably requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and Representatives in a proxy statement or other filings in accordance with applicable Law, any stock exchange rules or listing standards or the Company Charter Documents or corporate governance guidelines;

(ii)    all information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations;

(iii)    an undertaking in writing by the Purchaser Designee:

a.    to be subject to, bound by and duly comply with a standard confidentiality agreement in a form acceptable to the Company, the code of conduct and other policies of the Company, in each case, solely to the extent applicable to all other non-executive directors of the Company; and

b.    at the request of the Board to recuse himself or herself from any deliberations or discussion of the Board or any committee thereof to the extent regarding the Company’s relationship with the Purchaser Parties or any of their Affiliates, or matters arising under the Transaction Documents or the Transactions.

(f)    If a special or other ad-hoc committee of the Board is formed after the Closing Date to evaluate any transaction with an Affiliate of the Company (for these purposes, including Barry Diller) (other than (i) any matter contemplated under the New Governance Agreement, (ii) any compensation matters approved by the Compensation Committee of the Board, or (iii) any matters (including any resolution (by settlement or otherwise)) relating to or arising out of certain stockholder litigation currently pending in the Delaware Court of Chancery (which are subject to the oversight of the Special Litigation Committee of the Board formed on December 3, 2019)), the Purchaser Director shall have the right to be appointed (unless waived by the Purchaser or the Purchaser Director) to such committee; provided, that such Purchaser Director is in office at such time and is disinterested and independent with respect to the matter under consideration, without prejudice to the provisions of sub-clause (iii)(b) of Section 5.09(e).

(g)    Neither any Purchaser Director who is an employee of the Purchaser or any of its Affiliates nor the Purchaser Board Observer shall be entitled to any compensation from the Company for his or her position on the Board (other than reimbursement of expenses pursuant to the Company’s reimbursement policies for non-executive directors). The Company shall indemnify the Purchaser Director and provide the Purchaser Director with director and officer insurance to the same extent as it indemnifies and provides such insurance to other non-executive members of the Board, pursuant to the Company Charter Documents, the DGCL or otherwise. The Company hereby acknowledges that the Purchaser Director may have rights to indemnification and advancement of expenses provided by the Purchaser or its Affiliates (directly or through insurance obtained by any such entity) (collectively, the “Director Indemnitors”). The Company hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to the Purchaser Director, (ii) it shall be required to advance the full amount of expenses incurred by the Purchaser Director, as required by law, the terms of the Company Charter Documents, an agreement, vote of stockholders or disinterested directors, or otherwise, without regard to any rights the Purchaser Director may have against the Director Indemnitors and (iii) to the extent permitted by law, it irrevocably waives, relinquishes and releases the Director Indemnitors from any and all claims against the Director Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Director Indemnitors on behalf of the Company with respect to any claim for which the Purchaser Director have sought indemnification from the Company shall affect the foregoing and the Director Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Purchaser Director against the Company. These rights shall be a contract right.

(h)    Each of the Purchaser Director and the Purchaser Board Observer shall be permitted to share information received in his or her capacity as such with the Purchaser Parties so long as such Purchaser Parties remain subject to the confidentiality provisions of this Agreement or the Confidentiality Agreement, as provided in Section 5.04; provided, that so long as the Purchaser Director or the Purchaser Board Observer receive information in his or her capacity as such, any such confidentiality provisions shall (notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement) remain in effect. Neither the Purchaser Director nor the Purchaser Board Observer shall participate in, and each of them shall, at the request of the Board, recuse himself or herself from, and the Purchaser shall cause each of them not to participate in, and to recuse himself or herself from, any Board deliberations and actions relating to the Company’s relationship with the Purchaser Parties, or matters arising under the Transaction Documents or the Transactions.

Section 5.10    Voting. From and after the Closing and until the Fall-Away of Purchaser Board Rights:

(a)    At each meeting of the stockholders of the Company involving the election of directors following the execution of this Agreement and at every postponement or adjournment thereof, the Purchasers shall, and shall cause the Purchaser Parties to, take such action as may be required so that all of the voting equity securities of the Company beneficially owned, directly or indirectly, by the Purchaser Parties and entitled to vote at such meeting of stockholders are voted in favor of each director nominated or recommended by the Board for election.

(b)    Until the Fall-Away of Purchaser Board Rights, the Purchasers shall, and shall (to the extent necessary to comply with this Section 5.10) cause the Purchaser Parties to, be present, in person or by proxy, at all meetings of the stockholders of the Company so that all voting equity of the Company beneficially owned by the Purchasers or the Purchaser Parties may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 5.10(a) at such meetings (including at any adjournments or postponements thereof).

(c)    The provisions of this Section 5.10 shall not apply to the consent rights of the holders of Series A Preferred Stock set forth in Section 8 of the Certificate of Designations.

Section 5.11    Tax Matters. (a) The Company and its paying agent shall be entitled to deduct and withhold Taxes on all payments and distributions (or deemed distributions) with respect to the Series A Preferred Stock, the Warrants (or upon the exercise thereof) or the Common Stock issued upon any exercise of Warrants, in each case, to the extent required by applicable Law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a Governmental Authority on account of Taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) with respect to a share of Series A Preferred Stock or a Warrant (or upon the exercise thereof), the Company shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such share of Series A Preferred Stock or such Warrant (or any Warrant Shares otherwise required to be issued upon the exercise of such Warrant or any amount otherwise payable in respect of a Warrant Share received upon its exercise) or any other amounts otherwise payable by the Company to the relevant holder or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Company for such amounts (and such Person shall promptly so reimburse the Company upon demand).

(b)    Notwithstanding anything herein to the contrary, prior to the date of any payment, distribution or deemed distribution or exercise described in Section 5.11(a), Purchaser and each Permitted Transferee shall have delivered to the Company or its paying agent a duly executed, valid (as of the time of the applicable payment, distribution or deemed distribution or exercise), accurate and properly completed IRS Form W-9, certifying that such Person is a U.S. Person, or IRS Form W-8, evidencing that such Person is eligible for a 0% rate of withholding with respect to U.S.-source dividends under Section 892 of the Code or applicable treaty. The Company shall cooperate in good faith with Purchaser to minimize or eliminate any withholding or deduction described in Section 5.11(a) on any distributions or deemed distributions with respect to Series A Preferred Stock or Warrants beneficially owned by the Purchaser, including by giving the Purchaser an opportunity to provide additional information or to apply for an exemption from, or a reduced rate of, withholding. Without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, neither Purchaser nor any Permitted Transferee shall transfer any Series A Preferred Stock prior to the fourth anniversary of the Closing Date or any Warrant, in each case, to any Person who has not (i) delivered to the Company a duly executed, valid, accurate and properly completed IRS Form W-9, certifying that such Person is a U.S. Person, or IRS Form W-8, evidencing that such Person is eligible for a 0% rate of withholding with respect to U.S.-source dividends under Section 892 of the Code or applicable treaty or (ii) made arrangements reasonably satisfactory to the Company to ensure that the Company will not bear unreimbursed withholding tax liability with respect to the Series A Preferred Stock or Warrant as a result of such transfer.

(c)    The Purchaser and the Company agree that, subject to the Purchaser’s (or a Permitted Transferee’s) compliance with the first sentence of Section 5.11(b), the Company shall not treat as a dividend for U.S. federal income tax purposes any amount in respect of the Series A Preferred Stock owned by a Purchaser Party on account of the accrual of dividends at the Dividend Rate (as defined in the Certificate of Designations), unless and until such dividends are declared and paid in cash, and shall not file any Tax Return inconsistent with such treatment unless otherwise required by a change in law or by the IRS or another Governmental Authority following an audit or examination. For the avoidance of doubt, nothing herein shall be interpreted as precluding the Company from treating the excess of the initial liquidation preference of a share of Series A Preferred Stock over its allocated purchase price as determined pursuant to this section as a dividend for U.S. federal income tax purposes, to be taken into account over the four year period beginning on the Closing Date in accordance with the principles of Section 1272(a) of the Code. Within ten (10) days of the Closing Date, the Purchaser and the Silver Lake Purchasers shall determine and deliver to the Company a proposed valuation of the Warrants (the “Purchasers’ Proposed Valuation”). If the Company agrees with such proposed valuation, the proposed valuation shall become the final valuation of the Warrants. If the Company does not agree with the Purchasers’ Proposed Valuation, then within ten (10) days of receipt of the Purchasers’ Proposed Valuation the Company shall determine and deliver to the Purchaser and the Silver Lake Purchasers a proposed valuation of the Warrants (the “Company’s Proposed Valuation”). If the Purchaser, the Silver Lake Purchasers and the Company are not able to come to an agreement as to the final valuation of the Warrants within ten (10) days thereafter, the Purchaser, the Silver Lake

Purchasers and the Company shall agree in good faith on an independent nationally recognized valuation or financial advisory firm to determine the final valuation of the Warrants, which valuation must be within the range of the Purchasers’ Proposed Valuation and the Company’s Proposed Valuation. The costs of such valuation or financial advisory firm shall be split fifty-fifty (50-50) by the Purchaser and the Silver Lake Purchasers on the one hand and the Company on the other hand. Once a final valuation of the Warrants (the “Final Warrant Valuation”) is determined pursuant to the terms of this Section, the Purchase Price shall be allocated among the Series A Preferred Stock and Warrants on the basis of such Final Warrant Valuation, and the Purchaser and the Company agree to not file any Tax Returns inconsistent with such allocation of the Purchase Price, unless otherwise required by the IRS or another Governmental Authority following an audit or examination.

(d)    The Company shall pay any and all documentary, stamp and similar issue or transfer Tax (“Transfer Tax”) due on (x) the issue of the Series A Preferred Stock and (y) the issue of Warrant Shares pursuant to the exercise of a Warrant. However, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of Series A Preferred Stock or Warrant Shares to a beneficial owner other than the initial beneficial owner of the Series A Preferred Stock or Warrant, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such Transfer Tax or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.

Section 5.12    Participation. (a) For the purposes of this Section 5.12, “Excluded Issuance” shall mean: (i) the issuance to directors, officers, employees, consultants, service providers or agents of the Company of Common Stock or Class B Common Stock (x) under employee benefit plans, programs or other compensatory arrangements of the Company or (y) pursuant to the employment inducement exception to the Nasdaq rules regarding shareholder approval of equity compensation plans, including upon the exercise of Company Stock Options, the vesting and settlement of Company RSU Awards, the settlement of Share Units and the vesting and/or settlement of other awards granted under any such employee benefit plan, program or arrangement of the Company; (ii) the granting to directors, officers, employees, consultants, service providers or agents of the Company of Company equity awards denominated in shares of Common Stock or Class B Common Stock (x) under employee benefit plans, programs or other compensatory arrangements of the Company or (y) pursuant to the employment inducement exception to the Nasdaq rules regarding shareholder approval of equity compensation plans; (iii) the issuance of shares of equity securities in connection with any “business combination” (as defined in the rules and regulations promulgated by the SEC) or otherwise in connection with bona fide acquisitions of securities or assets of another Person, business unit, division or business, or to strategic counterparties in connection with partnerships, joint ventures or similar strategic transactions; (iv) the issuance of shares of any equity securities pursuant to the conversion, exercise or exchange of Warrants or relating to the Series A Preferred Stock; (v) the issuance of shares of equity securities pursuant to the terms of the New Governance Agreement; (vi) the issuance of shares of equity securities to a Governmental Authority or designee thereof (in each case, excluding a sovereign wealth fund who regularly makes financial investments) in connection with a financing transaction pursuant to a program developed to address COVID-19 (including the impacts thereof), (vii) the issuance of shares of equity securities in connection with a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution, or similar transaction, in each case in which holders of Common Stock participate on a pro rata basis and (viii) the issuance of any securities in connection with any transactions contemplated by the Silver Lake Agreement at the Closing and the issuance of any shares of Common Stock upon the exercise of any warrants acquired thereunder.

(b)    From and after the Closing Date, until the Purchaser and its Permitted Transferees first cease to beneficially own Warrants and/or shares of Common Stock that were issued upon exercise of Warrants that represent in the aggregate and on an as exercised basis, at least 50% of the number of shares of Common Stock issuable upon exercise of the Warrants as of the Closing Date (appropriately adjusted for any stock splits or similar events), if the Company proposes to issue shares of Common Stock (including any warrants, options or other rights to acquire, or any securities that are exercisable for, exchangeable for or convertible into, Common Stock), other than in an Excluded Issuance, then the Company shall:

(i)    give written notice to the Purchaser no less than 15 Business Days prior to the closing of such issuance, setting forth in reasonable detail (to the extent then known) (A) the designation and all of the material terms and provisions of the securities proposed to be issued (the “Proposed Securities”); (B) the price and other terms of the proposed sale of such securities; and (C) the amount of such securities proposed to be issued; provided that following the delivery of such notice, the Company shall deliver to the Purchaser any such information the Purchaser may reasonably request in order to evaluate the proposed issuance, except that the Company shall not be required to deliver any information that has not been or will not be provided to the proposed purchasers of the Proposed Securities; and

(ii)    offer to issue and sell to the Purchaser Parties, on such terms as the Proposed Securities are issued and upon full payment by the Purchaser Parties, a portion of the Proposed Securities equal to a percentage determined by dividing (A) the number of shares of Common Stock the Purchaser Parties beneficially own (including for the avoidance of doubt, all shares of Common Stock underlying Warrants beneficially owned by the Purchaser Parties) by (B) the fully diluted total number of shares of Common Stock then outstanding, and including the shares described in the immediately foregoing clause (A).

(c)    The Purchaser will have the option, on behalf of the applicable Purchaser Parties, exercisable by written notice to the Company, to accept the Company’s offer and irrevocably commit to purchase any or all of the equity securities offered to be sold by the Company to the Purchaser Parties, which notice must be given within eight (8) Business Days after receipt of such notice from the Company. If the Company offers two (2) or more securities in units to the other participants in the offering, the Purchaser Parties must purchase such units as a whole and will not be given the opportunity to purchase only one (1) of the securities making up such unit. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right; provided, that the closing of any purchase by any such Purchaser Party may be extended beyond the closing of the sale of the Proposed Securities giving rise to such preemptive right to the extent necessary to obtain required approvals from any Governmental Authority or stockholder approval, including to the extent required under the rules of The NASDAQ Global Select Market. Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the Purchaser Parties have not elected to purchase during the 120 days following such expiration on terms and conditions not materially more favorable to the purchasers thereof than those offered to the Purchaser Parties in the notice delivered in accordance with Section 5.12(b). Any Proposed Securities offered or sold by the Company after such 120-day period shall be reoffered to the Purchaser Parties pursuant to this Section 5.12.

(d)    The election by the Purchaser Party not to exercise its subscription rights under this Section 5.12 in any one instance shall not affect its right as to any subsequent proposed issuance.

(e)    Notwithstanding anything in this Section 5.12 to the contrary, the Company will not be deemed to have breached this Section 5.12 if the Board determines that it is reasonably necessary for the Company to issue any Proposed Securities without previously complying with the provisions of this Section 5.12 and not later than thirty (30) Business Days following the issuance of any Proposed Securities in contravention of this Section 5.12, the Company or the transferee of such Proposed Securities offers to sell a portion of such equity securities or additional equity securities of the type(s) in question to each Purchaser Party so that, taking into account such previously-issued Proposed Securities and any such additional Proposed Securities, each Purchaser Party will have had the right to purchase or subscribe for Proposed Securities in a manner consistent with the allocation and other terms and upon same economic and other terms provided for in Sections 5.12(b) and 5.12(c).

(f)    In the case of an issuance subject to this Section 5.12 for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the Fair Market Value thereof.

Section 5.13    Repurchase. From and after the Closing, if the Company or any of its Subsidiaries seeks to purchase or redeem, at any time, from the Silver Lake Purchasers or any of its Permitted Transferees any shares of Series A Preferred Stock, Warrants or shares of Common Stock that were issued upon exercise of Warrants in a separately negotiated transaction which is not provided for by the Transaction Documents (for the avoidance of doubt, excluding any repurchase or redemption of Series A Preferred Stock pursuant to the exercise of optional redemption rights or redemption rights exercised following a Change of Control (as defined in the Certificate of Designations) of the Company, in each case, in accordance with the Certificate of Designations), the Purchaser Parties hereunder shall be given a reasonable advance notice and an opportunity to participate in such repurchase at the same price and on no less favorable terms and conditions, in each case as applicable to the type of security being purchased or redeemed from the Silver Lake Purchasers or any of its Permitted Transferees, and at the same time, on a pro rata basis, calculated on an as exercised basis.

Section 5.14    Financing Cooperation. If requested by Purchaser, the Company will provide the following cooperation in connection with the Purchaser obtaining any Permitted Loan: (a) subject to applicable Law, using reasonable efforts to (i) deposit such pledged Securities and/or Warrant Shares in book entry form on the books of The Depository Trust Company when eligible to do so or (ii) without limiting the generality of sub-clause (i), if such Securities and/or Warrant Shares are eligible for resale under Rule 144A, depositing such pledged Securities in book entry form on the books of The Depository Trust Company or other depository with customary restrictive legends, (b) if so requested by such lender or counterparty, as applicable, using commercially reasonable efforts to re-register the pledged Securities and/or Warrant Shares in the name of the relevant lender, counterparty, custodian or similar party to a Permitted Loan, solely as securities intermediary and only to the extent the Purchaser or its Affiliates continues to beneficially own such pledged Securities and/or Warrant Shares, (c) negotiating in good faith to enter into an issuer agreement (an “Issuer Agreement”) with each lender in connection with such transactions in customary form for similar financings and not inconsistent with this Agreement or the Company’s obligations under the Certificate of Designations and applicable Law (which agreement may include, primarily, agreements and obligations of the Company relating to procedures and specified time periods for effecting transfers and/or conversions upon foreclosure, agreements to not hinder or delay exercises of remedies on foreclosure and certain acknowledgments regarding securities law status of the pledge arrangements, and shall in include restrictions on Transfers of the pledged Securities and/or Warrant Shares consistent with Section 5.07(c)), (d) entering into customary triparty agreements with each lender and any applicable Purchaser relating to the delivery of the Securities and/or Warrant Shares, as applicable, to the relevant lender for crediting to the relevant collateral accounts upon funding of the loan and payment of the Purchase Price in accordance with the terms of this Agreement, including a right for such lender as a third party beneficiary of the Company’s obligation under Article II to issue the Securities and/or Warrant Shares, as applicable, upon payment of the Purchase Price therefor in accordance with the terms of this Agreement and (e) such other cooperation and assistance as the Purchaser may reasonably request that will not unreasonably disrupt the operation of the Company’s business. Anything in the preceding sentence to the contrary notwithstanding, the Company’s obligation to deliver an Issuer Agreement is conditioned on (x) the Purchaser delivering to the Company a copy of the loan agreement for the Permitted Loan to which the Issuer Agreement relates (provided, that such loan agreement may be so delivered on a redacted basis to remove sensitive and/or identifying information) and (y) the Purchaser certifying to the Company in writing that (A) the loan agreement with respect to which the Issuer Agreement is being delivered constitutes a Permitted Loan being entered into in accordance with this Agreement, the Purchaser has pledged the Securities and/or Warrant Shares, as applicable, as collateral to the lenders under such Permitted Loan and that the execution of such Permitted Loan and the terms thereof do not violate the terms of this Agreement or applicable Law, (B) to the extent applicable, whether the registration rights under the Registration Rights Agreement are being assigned to the lenders under that Permitted Loan, (C) an event of default (as defined in the Issuer Agreement) constitutes the only circumstances under which the lenders under the Permitted Loan may foreclose on the Securities and/or Warrant Shares and (D) such Purchaser acknowledges and agrees that the Company will be relying on such certifications when entering into the Issuer Agreement and any inaccuracy thereof will be deemed a breach of this Agreement. The Purchaser Parties acknowledge and agree that the statements and agreements of the Company in any Issuer Agreement are solely for the benefit of the applicable lenders party thereto and that in any dispute between the Company and any Purchaser Party under this Agreement the applicable Purchaser Party shall not be entitled to use the statements and agreements of the Company in an Issuer Agreement against the Company.

Section 5.15    Bank Reports. From and after the Closing, (i) upon the request of the Purchaser and (ii) for so long as the Purchaser and its Permitted Transferees continue to beneficially own at least 20% of the total shares of Series A Preferred Stock purchased by the Purchaser pursuant to this Agreement, the Company shall provide the Purchaser with copies of all notices, reports, documents or other information (including bank books, notices of defaults, compliance certificates and financial statements) provided to the administrative agent or any lender under Section 5.01 of the Existing Credit Agreement (as amended by the Credit Agreement Amendment) as it may be amended, modified or refinanced from time to time, and including any successor or replacement primary credit facility of the Company (other than notices of borrowings, interest period elections and notices related to other loan administrative matters pursuant to Article II of the Existing Credit Agreement) (“Bank Reports”) substantially simultaneously with providing such Bank Reports to such person.

Section 5.16    Section 16b-3. The Company agrees that it will cause the Company’s Board to take any additional reasonable action as is requested by the Purchaser to cause the exemption of the Transactions from the liability provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 so long as the Purchaser has the right to appoint a Purchaser Designee under Section 5.09 or any such Purchaser Designee serves on the Company’s Board or is subject to Section 16 of the Exchange Act.

Section 5.17    Additional Rights. If between the date hereof and the Closing the Company issued shares of Common Stock (including any warrants, options or other rights to acquire, or any securities that are exercisable for, exchangeable for or convertible into, Common Stock), other than in an Excluded Issuance, then the Company shall, as promptly as practicable after the Closing, provide the Purchaser the participation rights in Section 5.12 as if such issuance occurred after the Closing Date. If between the date hereof and the Closing any event occurred which would have resulted in an adjustment under Section 4 of the Warrants, then as promptly as practicable after the Closing, the Warrant shall be adjusted as provided in such Section 4 as if such event had occurred after the Purchaser had acquired such Warrants.

ARTICLE VI

Survival and Termination

Section 6.01    Survival and Limitation on Liability.

(a)    All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. The representations and warranties made herein shall survive for 12 months following the Closing Date, other than the representations and warranties set forth in Section 3.01(a), Section 3.02(a), Section 3.02(b), Section 3.03(a), Section 4.01, Section 4.02 and Section 4.04 (such representations and warranties contained therein, the “Fundamental Representations”), which shall survive until the expiration of the applicable statute of limitations, and shall then expire; provided that nothing herein shall relieve any party of liability for any inaccuracy in or breach of such representation or warranty to the extent that any good-faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires.

(b)    Notwithstanding any other provision herein to the contrary, except in the case of Fraud in connection with the representations and warranties expressly set forth in Article III, from and after the Closing the maximum liability of the Company under or relating to this Agreement to the extent relating to or arising out of any breach of the representations and warranties of the Company made herein (other than in respect of Fundamental Representations of the Company) shall in no event exceed 30% of the Purchase Price.    From and after the Closing, Purchaser hereby irrevocably waives any right of rescission it may otherwise have or to which it may become entitled.

Section 6.02    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)    by mutual written consent of the Purchaser and the Company;(b) by either the Purchaser or the Company if any Governmental Authority of competent jurisdiction shall have issued any order, decree, ruling or injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or injunction shall have become final and nonappealable; and

(c)    by either the Company or the Purchaser if the Closing shall not have occurred prior to 5:00 p.m., New York city time, on the 20th Business Day after the date hereof; provided that (i) the right to terminate this Agreement under this Section shall not be available to any party whose failure to fulfill any of its covenants or agreements under this Agreement has been the principal cause of the failure of the Closing to occur prior to such time and (ii) the right to terminate this Agreement under this Section 6.02 shall not be available to any party during the pendency of a legal proceeding by the other party for specific performance.

Section 6.03    Effects of Termination. In the event of termination of this Agreement by any party as provided in Section 6.02, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party, except for this Section 6.03; provided, that, notwithstanding anything to the contrary herein, (a) no such termination shall relieve any party from liability for any damages resulting from or arising out of Fraud or willful breach of this Agreement prior to such termination and (b) the parties hereto acknowledge and agree that nothing contained herein shall be deemed to affect their right to specific performance in accordance with this Agreement.

ARTICLE VII

Miscellaneous

Section 7.01    Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto.

Section 7.02    Extension of Time, Waiver, Etc. The Company and the Purchaser may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or the Purchaser in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 7.03    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided that (a) Purchaser or any Purchaser Party may assign its rights, interests and obligations under this Agreement, in whole or in part (including solely the right to purchase the Securities at the Closing in accordance with Section 2.02), to one or more Permitted Transferees, as contemplated in Section 5.07 (including, for the avoidance of doubt, in connection with an exercise of remedies by a lender pursuant to a Permitted Loan), and (b) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned; provided that, notwithstanding the foregoing, no such assignment effected prior to the Closing will relieve any Purchaser Party of its obligations hereunder to be performed at or prior to the Closing (but following the Closing, such assignee shall be solely responsible for the assigned obligations, and the assigning Purchaser Party shall have no further responsibilities or liability with respect to such assigned obligations). Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns. For the avoidance of doubt, no Transfer by any Purchaser Party of any Security or Warrant Share to a third party that is not a Purchaser Party (including as contemplated under Section 5.07(d)) shall result in the transfer or assignment of any of the Purchaser Parties’ rights hereunder, including Section 5.09 and Section 5.12. Notwithstanding anything to the contrary set forth herein, Purchaser may without the consent of any other party grant powers of attorney, operative only upon an event of default of the Company in respect of its obligations under Article II to issue the Securities upon payment of the purchase price therefor in accordance with the terms of this Agreement, to any lender under any Permitted Loan to act on behalf of such Purchaser to enforce such obligation.

Section 7.04    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 7.05    Entire Agreement; No Third-Party Beneficiaries; No Recourse. (a) This Agreement, including the Company Disclosure Letter, together with the Confidentiality Agreement, the Registration Rights Agreement, the Warrants and the Certificate of Designations,

constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.

(b)    Except as expressly provided for in Article VI, Section 5.09(g) and Section 5.14(d) no provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Purchaser Parties, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from any Non-Recourse Party.

Section 7.06    Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b)    All Actions arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 7.06 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 7.09 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 7.07    Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly the parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and this right of specific enforcement is an integral part of the Transactions and without that right, the parties would not have entered into this Agreement. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party shall not be required to provide any bond or other security in connection with its pursuit of an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

Section 7.08    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.08.

Section 7.09    Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)     If to the Company, to it at:

Expedia Group, Inc.

1111 Expedia Group Way West

Seattle, Washington 98119

Attn: Chief Financial Officer (with a copy to the Chief Legal Officer at the same address)

Fax:    +1 (425) 679-7251

Email:  ehart@expediagroup.com

             bdzielak@expedia.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn: Andrew J. Nussbaum

         Edward J. Lee

Phone: (212) 403-2000

Fax:  (212) 403-2000

Email:  AJNussbaum@wlrk.com

             EJLee@wlrk.com

(b)     If to the Purchaser at:

AP Fort Holdings, L.P.

c/o Apollo Global Management, Inc.

9 West 57th Street

New York, NY 10019

Attn: Laurie Medley

Phone: (212) 515-3484

Email:  lmedley@apollo.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attn:     Adam Weinstein

              John Butler

Phone:  (212) 839-5371

Fax:      (212) 839-5599

Email:   AWeinstein@sidley.com

              John.Butler@sidley.com and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

12 85 Avenue of the Americas

New York, New York 10019

Attn: Gregory A. Ezring

         Brian M. Janson

Phone: (212) 373-3000

Fax: (212) 757-3990

Email: GEzring@paulweiss.com

            BJanson@paulweiss.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 7.10    Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 7.11    Expenses. The Purchaser shall be entitled to receive reimbursement for all reasonable and documented out-of-pocket fees and expenses, including reasonable travel expenses, incurred through the Closing in connection with the Transactions (including reasonable and documented fees, charges and disbursements of the Purchaser’s outside accountants, consultants and attorneys, but not including the fees of any investment bank, broker or other financial advisor) that are invoiced to the Company promptly following the Closing Date, up to a maximum amount of $1,750,000. To the extent invoiced prior to the Closing Date, the Company shall pay such fees and expenses at the Closing. The Company shall also pay to Apollo Global Securities, LLC (“AGS”), on the Closing Date, a one-time lump-sum fee equal to $6,705,882 for capital markets advisory and additional services provided by AGS for the benefit of the Purchaser in connection with their investment in the Securities acquired hereunder in accordance with the Apollo Fee Agreement dated as of the date hereof, between the Company and Apollo Global Securities, LLC (the “Fee Agreement”). Subject to the foregoing, and except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses.

Section 7.12    Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “made available to the Purchaser” and words of similar import refer to documents (A) posted to a diligence website by or on behalf of the Company and made available to the Purchaser or its Representatives or

(B) delivered in Person or electronically to the Purchaser or its Representatives. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; provided, that, for the avoidance of doubt, references to the Existing Credit Agreement shall not include any amendments, modifications or supplements after the date hereof. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EXPEDIA GROUP, INC.

By:	/s/ Eric Hart
Name:	Eric Hart
Title:	Chief Financial Officer

[Signature Page to Investment Agreement]

AP FORT HOLDINGS, L.P.

By:	AP Fort Advisors, LLC, its general partner
By:	Apollo Hybrid Value Advisors, L.P., its sole member
By:	Apollo Hybrid Value Capital Management, LLC, its general partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

[Signature Page to Investment Agreement]

Annex I

FORM OF CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Expedia Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company or a duly authorized committee thereof (the “Board” or “Board of Directors”) as required by Section 151 of the General Corporation Law pursuant to a unanimous written consent dated as of April 23, 2020:

WHEREAS, the amended and restated certificate of incorporation of the Company (as amended and as may be amended from time to time, the “Certificate”) provides for a class of its authorized stock known as Preferred Stock, consisting of 100,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors, is authorized, without further stockholder approval, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the Preferred Stock, which shall consist of 1,200,000 shares of the Preferred Stock that the Company has the authority to issue as Series A Preferred Stock, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock, $0.001 par value per share, of the Company for cash or exchange of other securities, rights or property and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

SECTION 1.    Classification and Number of Shares. The shares of such series of Preferred Stock shall be classified as “Series A Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be 1,200,000. That number from time to time may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by (a) further resolution duly adopted by the Board, or any duly authorized committee thereof, and (b) the filing of an amendment to this Certificate of Designations pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized.

1

SECTION 2.    Ranking. The Series A Preferred Stock will rank, with respect to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights:

(a)    on a parity basis with each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights (such Capital Stock, “Parity Stock”);

(b)    junior to each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights (such Capital Stock, “Senior Stock”); and

(c)    senior to the Common Stock, Class B Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights (such Capital Stock, “Junior Stock”).

The Company’s ability to issue Capital Stock that ranks on a parity basis with or senior to the Series A Preferred Stock shall be subject to the provisions of Section 8. The respective definitions of Parity Stock, Senior Stock and Junior Stock shall also include any securities, rights or options exercisable or exchangeable or convertible into any of Parity Stock, Senior Stock or Junior Stock, as the case may be.

SECTION 3.    Definitions. As used herein with respect to Series A Preferred Stock:

“Accrued Dividends” means, as of any date, with respect to any share of Series A Preferred Stock, all Dividends that have accrued through the most recent Dividend Payment Date on or prior to such date on such share pursuant to Section 4(b), whether or not declared, but that have not, as of such date, been paid in cash.

“Affiliate” has the meaning set forth in the Investment Agreements.

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter.

“Base Dividend Rate” has the meaning set forth in the definition of “Dividend Rate” below.

“Board” has the meaning set forth in the recitals above.

“Business Day” has the meaning set forth in the Investment Agreements.

“Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended from time to time in accordance with the terms of this Certificate.

“Capital Lease Obligations” has the meaning set forth in the Existing Credit Agreement.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Certificate” has the meaning set forth in the recitals above.

“Certificate of Designations” means this Certificate of Designations of Rights, Preferences and Limitations of the Series A Preferred Stock.

“Change of Control” means the occurrence of any one of the following events (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company (voting together as a single class, the “Total Voting Power”) of the Company; (b) individuals who on the Closing Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved or ratified by a vote of a majority of the directors of the Company then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved or ratified) cease for any reason to constitute a majority of the Board of Directors then in office; (c) the adoption of a plan relating to the liquidation or dissolution of the Company; (d) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, transfer, conveyance or other disposition of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (i) in the case of a merger or consolidation transaction, a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (ii) a transaction following which in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Total Voting Power of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the Total Voting Power of the surviving Person in such merger or consolidation transaction immediately after such transaction; or (e) any event that would result in a “Change of Control” (or analogous term) under the Credit Agreement Amendment, the Company’s senior notes outstanding on the Closing Date or, in each case, any refinancings thereof, or pursuant to any other Indebtedness for borrowed money with a principal amount of at least $100,000,000.

“Change of Control Notice” has the meaning set forth in Section 6(b).

“close of business” means 5:00 p.m. (New York City time).

“Closing Date” has the meaning set forth in the Investment Agreements.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” mean the Class B common stock, par value $0.0001 per share, of the Company.

“Company” has the meaning set forth in the recitals above.

“Credit Agreement Amendment” has the meaning set forth in the Investment Agreements.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dividends” has the meaning set forth in Section 4(a).

“Dividend Payment Date” means June 30 and December 31 of each year, commencing on June 30, 2020 (the “Initial Dividend Payment Date”); provided that if any such Dividend Payment Date is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest.

“Dividend Payment Period” means, the period from and including the applicable Issuance Date to, but excluding, the applicable Initial Dividend Payment Date and, subsequent to such Initial Dividend Payment Date, the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date.

“Dividend Rate” means, initially, 9.5% per annum; provided, that such rate shall be adjusted from time to time as follows: (i) beginning on each of the fifth, sixth and seventh anniversaries of the Closing Date, the then-applicable Dividend Rate shall be increased by 100 basis points on each such yearly anniversary; (ii) beginning on each of the eighth and ninth anniversaries of the Closing Date, the then-applicable Dividend Rate shall be increased by 150 basis points on each such yearly anniversary (the Dividend Rate after giving effect to the foregoing clauses (i) and (ii), the “Base Dividend Rate”); and (iii) if the Company or any of its Subsidiaries shall incur any additional principal amount of Indebtedness after the Closing Date, other than Excluded Indebtedness (each such separate incurrence of additional principal amount of Indebtedness, a “Specified Incurrence”), (A) if the Leverage Ratio (as defined in the Existing Credit Agreement) immediately after giving effect to such Specified Incurrence is at least 5.00 to 1.00 but less than 6.00 to 1.00, the then-applicable Base Dividend Rate shall be increased by 100 basis points, (B) if the Leverage Ratio immediately after giving effect to such Specified Incurrence is at least 6.00 to 1.00 but less than 7.00 to 1.00, the then-applicable Base Dividend Rate shall be increased by 200 basis points and (C) if the Leverage Ratio immediately after giving effect to such Specified Incurrence is at least 7.00 to 1.00, the then-applicable Base Dividend Rate shall be increased by 300 basis points (for the avoidance of doubt, no more than one adjustment pursuant to this clause (iii) (which shall be the adjustment triggered by the most recent Specified Incurrence) shall be in effect at any time). If as of the end of any calendar quarter following an increase to the Dividend Rate as a result of a Specified Incurrence, the Leverage Ratio falls below the Leverage Ratio level that triggered such increase and the Company delivers to the Holders an Officer’s Certificate to that effect with a calculation of the Leverage Ratio as of the end of such calendar quarter, the Dividend Rate shall be decreased effective as of such time to equal the Dividend Rate corresponding to the reduced Leverage Ratio (for example, if the Leverage Ratio immediately after giving effect to a Specified Incurrence was at least 6.00 to 1.00 but less than 7.00 to 1.00 and subsequently falls to at least 5.00 to 1.00 but less than 6.00 to 1.00, the amount of the increase pursuant to clause (iii) above shall be reduced to 100 basis points). The Dividend Rate, including after taking into account all adjustments described in this definition, shall in no event exceed 15.5% per annum.

“Dividend Record Date” has the meaning set forth in Section 4(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” has the meaning set forth in the Investment Agreements.

“Excluded Indebtedness” means any (i) Indebtedness incurred in exchange for, or the net proceeds of which are used (whether or not concurrently with the incurrence of such Indebtedness) to repay, prepay, redeem or otherwise refinance or replace, any Indebtedness of the Company or any of its Subsidiaries, (ii) intercompany Indebtedness, (iii) Indebtedness (x) constituting a mortgage financing secured by a Lien on any or all of the New Headquarters Assets or (y) attributable to any sale-leaseback transaction pertaining to any or all of the New Headquarters Assets and (iv) Indebtedness in an aggregate principal amount, together with the then-outstanding aggregate principal amount of all other Indebtedness incurred pursuant to this clause (iv) and the then-outstanding aggregate amount of any Government Financing, not to exceed $2.0 billion.

“Government Financing” means an issuance of Parity Stock or Senior Stock to, or the incurrence of Indebtedness owed to, a local, federal or foreign governmental entity (a “Governmental Entity”), or designee thereof (in each case, excluding a sovereign wealth fund who regularly makes financial investments), in connection with a financing transaction pursuant to a program developed to address COVID-19 (including the impacts thereof).

“Holder” means a Person in whose name the shares of the Series A Preferred Stock are registered, which Person shall be treated by the Company and Transfer Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received shares of Series A Preferred Stock in violation of the Investment Agreements or this Certificate of Designations shall be a Holder and the Transfer Agent shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of the Series A Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.

“Indebtedness” means, without duplication, (a) all obligations of the Company or any of its Subsidiaries for borrowed money, (b) all obligations of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all letters of credit and letters of guaranty in respect of which the Company or any of its Subsidiaries is an account party, to the extent funded, (d) all securitization or similar facilities of the Company or any of its Subsidiaries, (e) all Capital Lease Obligations and Synthetic Lease Obligations of the Company or any of its Subsidiaries and (f) all guarantees by the Company or any of its Subsidiaries of any Indebtedness (as described in clauses (a) through (e) of this definition) of any other Person.

“Indebtedness Agreement” means any agreement, document or instrument governing or evidencing any Indebtedness of the Company or its Subsidiaries.

“Investment Agreements” means (a) that certain Investment Agreement dated as of April 23, 2020, among the Company and AP Fort Holdings, L.P. and (b) that certain Investment Agreement dated as of April 23, 2020, among the Company, SLP V Fort Holdings II, L.P. and SLP Fort Aggregator II, L.P.

“Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share.

“Junior Stock” has the meaning set forth in Section 2(c).

“Lien” has the meaning set forth in the Existing Credit Agreement.

“Liquidation Preference” means, with respect to any share of Series A Preferred Stock, as of any date, $1,000 per share.

“Mandatory Government Financing” means any Government Financing that is effectively required by the applicable Governmental Entity.

“New Headquarters Assets” has the meaning set forth in the Existing Credit Agreement.

“Notice of Optional Redemption” has the meaning set forth in Section 7(b).

“Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company.

“Optional Redemption” has the meaning set forth in Section 7(a).

“Parent Entity” means, with respect to any Person, any other Person of which such first Person is a direct or indirect wholly owned Subsidiary.

“Parity Stock” has the meaning set forth in Section 2(a).

“Permitted Holders” means Barry Diller and his affiliates (including his (a) parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified natural person and each of the persons referred to in the immediately preceding clause (a), and (c) any company, partnership, trust or other entity or investment vehicle created for the benefit of, or controlled by, Barry Diller or any of the persons referred to in clause (a) or (b), the holdings of which are for the primary benefit of Barry Diller or any of the persons referred to in clause (a) or (b) of this definition or created by any such person for the benefit of any charitable organization or for a charitable purpose)) and any group (as such term is used in Section 13(d) and 14(d) of the Exchange Act) with respect to which any such persons collectively exercise a majority of the voting power.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Redemption Date” means with respect to the redemption of shares of Series A Preferred Stock pursuant to this Certificate of Designation, the date on which the applicable redemption consideration for the shares of Series A Preferred Stock redeemed is paid or delivered.

“Redemption Price” has the meaning set forth in Section 7(a).

“Satisfaction of the Indebtedness Obligations” means, in connection with any Change of Control, (i) the payment in full in cash of all principal, interest, fees and all other amounts due or payable in respect of any Indebtedness of the Company or any of its Subsidiaries (including in respect of any penalty or premium) that is required to be prepaid, repaid, redeemed, repurchased or otherwise retired as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (ii) the cancellation or termination, or if permitted by the terms of such Indebtedness, cash collateralization, of any letters of credit or letters of guaranty that are required to be cancelled or terminated or cash collateralized as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (iii) compliance with any requirement to effect an offer to purchase any bonds, debentures, notes or other instruments of Indebtedness as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, and the purchase of any such instruments tendered in such offer and the payment in full of any other amounts due or payable in connection with such purchase and (iv) the termination of any lending commitments required to be terminated as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement.

“Senior Stock” has the meaning set forth in Section 2(b).

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Specified Contract Terms” means the covenants, terms and provisions of any indenture, credit agreement or any other agreement, document or instrument evidencing, governing the rights of the holders of or otherwise relating to any Indebtedness of the Company or any of its Subsidiaries as in effect on the date hereof or, solely to the extent such terms are not materially less favorable to the Holders for purposes of Section 6(d) hereof, any amendments thereto or refinancings or replacements thereof.

“Specified Incurrence” has the meaning set forth in the definition of “Dividend Rate” above.

“Subsidiary” has the meaning set forth in the Investment Agreements.

“Synthetic Lease Obligations” has the meaning set forth in the Existing Credit Agreement.

“Transfer” has the meaning set forth in the Investment Agreements.

“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent for the Series A Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be [                ].

“Unredeemed Shares” has the meaning set forth in Section 6(d).

SECTION 4.    Dividends.

(a)    Dividends. Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4 (such dividends, “Dividends”).

(b)    Accrual of Dividends. Dividends on each share of Series A Preferred Stock (i) shall accrue on the then-applicable Liquidation Preference thereof and on any Accrued Dividends on a daily basis from and including the Issuance Date of such share, whether or not declared and whether or not the Company has assets legally available to make payment thereof, at a rate equal to the Dividend Rate as further specified below and (ii) shall be payable semi-annually in arrears, if, as and when authorized by the Board, or any duly authorized committee thereof, and declared by the Company, to the extent not prohibited by law, on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Issuance Date of such share. Dividends on the Series A Preferred Stock shall accrue on the basis of a 365-day year based on actual days elapsed. The amount of Dividends payable with respect to any share of Series A Preferred Stock for any Dividend Payment Period shall equal the sum of the daily Dividend amounts accrued in accordance with the prior sentence of this Section 4(b) with respect to such share during such Dividend Payment Period.

(c)    Arrearages; Payment of Dividends. Dividends shall be payable, (x) until the third anniversary of the Closing Date, at the Company’s option, either (i) in cash or (ii) by increasing the amount of Accrued Dividends in an amount equal to the amount of the Dividend to be paid (such increase described in this clause (ii), a “Dividend Accrual”), (y) from the third anniversary of the Closing Date until the sixth anniversary of the Closing Date, at the Company’s Option, either (i) in cash or (ii) a combination of cash and Dividend Accrual, with no more than fifty percent of the total amount of such Dividend being a Dividend Accrual and (z) thereafter, in cash. If the Company fails to declare and pay pursuant to this Section 4(c) a full Dividend on the Series A Preferred Stock on any Dividend Payment Date, then the amount of such unpaid Dividend shall automatically be added to the amount of Accrued Dividends on such share on the applicable Dividend Payment Date without any action on the part of the Company or any other Person. The Company shall be entitled to declare and pay all or any part of the Accrued Dividends relating to Dividends that were required to be paid in cash pursuant to this Section 4(c) (such Accrued Dividends, the “Accrued Cash Dividends”) on subsequent Dividend Payment Dates, and, following such cash payment, such Accrued Cash Dividends shall no longer be deemed Accrued Dividends hereunder.

(d)    Record Date. The record date for payment of Dividends on any relevant Dividend Payment Date will be the close of business on the fifteenth (15th) day of the calendar month that contains the relevant Dividend Payment Date (each, a “Dividend Record Date”) whether or not such day is a Business Day.

(e)    Priority of Dividends. So long as any shares of Series A Preferred Stock remain outstanding, unless (x) there are no Accrued Cash Dividends at such time (or all Accrued Cash Dividends contemporaneously are declared and a sum sufficient for the payment of those dividends has been or is set aside for the benefit of the Holders) and (y) there are no Unredeemed Shares at such time, the Company may not declare any dividend on, or make any distributions relating to, Junior Stock or Parity Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) or make a liquidation payment relating to, any Junior Stock or Parity Stock, other than:

(i)    purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement approved by the Board with or for the benefit of current or former employees, officers, directors or consultants;

(ii)    as a result of an exchange or conversion of any class or series of Parity Stock or Junior Stock for any other class or series of Parity Stock (in the case of Parity Stock) or Junior Stock (in the case of Parity Stock or Junior Stock);

(iii)    purchases of fractional interests in shares of Parity Stock or Junior Stock pursuant to the conversion or exchange provisions of such Parity Stock or Junior Stock or the security being converted or exchanged;

(iv)    payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid;

(v)    distributions of Junior Stock or rights to purchase Junior Stock; or

(vi)    any dividend in connection with the implementation of a shareholder rights or similar plan, or the redemption or repurchase of any rights under such plan.

Subject to the provisions of Sections 2, 4 and 8, dividends may be authorized by the Board, or any duly authorized committee thereof, and declared and paid by the Company, or any duly authorized committee thereof, on any Junior Stock and Parity Stock from time to time and the Holders will not be entitled to participate in those dividends.

SECTION 5.    Liquidation Rights.

(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the sum of (A) the Liquidation Preference plus (B) the Accrued Dividends plus (C) accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share of Series A Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company after receiving in full what is expressly provided for in this Section 5, and after such receipt, and will have no right or claim to any of the Company’s remaining assets.

(b)    Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and the liquidating distributions payable all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Upon the consummation of a merger or consolidation of the Company with another Person in which the Company is not the surviving entity, any Series A Preferred Stock that is outstanding at such time (including any Unredeemed Shares) shall be converted into or exchanged for preference securities of the surviving or resulting entity having substantially the same rights, powers, limitations and restrictions of the Series A Preferred Stock immediately prior to such consummation.

SECTION 6.    Redemption Upon Change of Control.

(a)    Change of Control Redemption. Subject to Section 6(d), upon the occurrence of a Change of Control, (i) the Company shall have the right, but not the obligation, to redeem any or all of the outstanding shares of Series A Preferred Stock at the then applicable Redemption Price, payable in cash and (ii) each Holder will have the right, but not the obligation, to require the Company to redeem any or all of the outstanding shares of Series A Preferred Stock owned by such Holder at the then applicable Redemption Price, payable in cash.

(b)    Initial Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice (a “Change of Control Notice”) shall be sent by or on behalf of the Company to each Holder at its address as it appears in the records of the Company, which notice shall contain the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed). The Change of Control Notice shall include (i) a description of the material terms and conditions of the Change of Control; (ii) the date on which the Change of Control is anticipated to be consummated; (iii) whether the Company is exercising its right under Section 6(a)(i) to redeem any or all of the outstanding shares of Series A Preferred Stock and, if so, the number of shares of Series A Preferred Stock to be redeemed from such Holder, and stating the place or places at which the shares of Series A Preferred Stock called for redemption shall, upon presentation and surrender of the certificates evidencing such shares of Series A Preferred Stock, be redeemed (and other instructions a Holder must follow to receive payment), and the applicable Redemption Price therefor; and (iv) the then applicable Redemption Price; and (v) a description of the payments and other actions required to be made or taken in order to effect the Satisfaction of the Indebtedness Obligations. If, or to the extent that, the Company is not exercising its rights pursuant to Section 6(a)(i) to redeem the outstanding shares of Series A Preferred Stock, the Holder may exercise its right pursuant to Section 6(a)(ii) to require the Company to redeem all or any portion of the outstanding shares of Series A Preferred Stock owned by such Holder by delivering a written notice to the Company stating that the Holder is exercising its right to require the Company to redeem its outstanding shares of Series A Preferred Stock and including wire transfer instructions for the payment of the Redemption Price no later than ten (10) Business Days prior to the date on which the Company anticipates consummating a Change of Control (as specified in the Change of Control Notice). In the event that the Holder so exercises it rights pursuant to Section 6(a)(ii), the Company will, as promptly as practicable, deliver to such Holder at its address as it appears in the records of the Company written instructions stating the place or places at which the shares of Series A Preferred Stock to be redeemed shall, upon presentation and surrender of the certificates evidencing such shares of Series A Preferred Stock, be redeemed (and other instructions a Holder must follow to receive payment), and the applicable Redemption Price therefor.

(c)    Delivery upon Change of Control. If either the Company or a Holder has exercised its right to redeem, or require redemption of, any outstanding shares of Series A Preferred Stock pursuant to Section 6(a), then upon the consummation of a Change of Control, after the Satisfaction of the Indebtedness Obligations and subject to Section 6(d) below and subject to the Holder properly surrendering the certificates evidencing the applicable shares of Series A Preferred Stock, the Company (or its successor) shall promptly deliver or cause to be delivered to the Holder by wire transfer the applicable Redemption Price with respect to each of such Holder’s shares of Series A Preferred Stock so redeemed. After taking into account any shares of Series A Preferred Stock that are redeemed at the option of any Holder pursuant to Section 6(a)(ii), in case of any redemption at the option of the Company of part of the shares of Series A Preferred Stock at the time outstanding, the shares of Series A Preferred Stock to be redeemed shall be redeemed by the Company on a pro rata basis based on the then-outstanding shares of Series A Preferred Stock. Subject to the provisions hereof, the Company shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the Holder thereof.

(d)    Cash Redemption Not Permitted. If the Company (A) shall not have sufficient funds legally available under the DGCL to redeem all outstanding shares of Series A Preferred Stock otherwise required or sought to be redeemed pursuant to this Section 6 or (B) will be in violation of Specified Contract Terms if it redeems all outstanding shares of Series A Preferred Stock otherwise required or sought to be redeemed pursuant to this Section 6, the Company shall not be entitled to elect to redeem any shares of Series A Preferred Stock pursuant to Section 6(a)(i) and, with respect to any shares of Series A Preferred Stock with respect to which Holders have exercised their rights pursuant to Section 6(a)(ii), the Company shall (i) redeem, pro rata among such electing Holders, a number of shares of Series A Preferred Stock with an aggregate applicable Redemption Price equal to the lesser of (1) the amount legally available for the redemption of shares of Series A Preferred Stock under the DGCL and (2) the largest amount that can be used for such redemption not prohibited by Specified Contract Terms and (ii) redeem any shares of Series A Preferred Stock with respect to which Holders have exercised their rights pursuant to Section 6(a)(ii) not purchased because of the foregoing limitations at the applicable Redemption Price as soon as practicable after the Company is able to make such redemption out of assets legally available for the purchase of such shares of Series A Preferred Stock and without violation of Specified Contract Terms. The inability of the Company (or its successor) to make a redemption payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law and the Specified Contract Terms. If the Company fails to pay the Redemption Price in full when due in accordance with this Section 6 in respect of some or all of the shares of Series A Preferred Shares with respect to which Holders have exercised their rights pursuant to Section 6(a)(ii) (any such shares being “Unredeemed Shares” until the Redemption Price in respect thereof is paid in full in accordance with this Certificate of Designations), the Company will pay Dividends on such shares not repurchased at the Dividend Rate from time to time in effect (determined on the basis that the Series A Preferred Stock not redeemed remains outstanding), accruing daily from such date until the Redemption Price, plus all accrued and unpaid dividends thereon that have not otherwise been taken into account in the calculation of the Redemption Price, are paid in full in respect of such shares of Series A Preferred Stock. For purposes of clarity, notwithstanding anything to the contrary contained in this Section 6, the payment of the Change of Control Redemption Price may occur only after the Satisfaction of the Indebtedness Obligations occurs.

(e)    Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series A Preferred Stock redeemed pursuant to this Section 6, Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding.

(f)    Status of Redeemed Shares. Shares of Series A Preferred Stock redeemed in accordance with this Section 6, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Certificate.

SECTION 7.    Redemption at the Option of the Company.

(a)    Optional Redemption. The Company, at its option, may redeem for cash, in whole or in part from time to time, the outstanding shares of Series A Preferred Stock (each, an “Optional Redemption”) upon giving the notice described in Section 7(b) below, at a price (the “Redemption Price”) equal to (i) with respect to such notice being given at any time on or prior to the one-year anniversary of the Closing Date, the sum of (A) 105.0% of the sum of the Liquidation Preference per share of Series A Preferred Stock to be redeemed plus an amount equal to any Accrued Dividends with respect to such share plus (B) an amount equal to accrued and unpaid dividends since the most recent Dividend Payment Date with respect to each such share of Series A Preferred Stock as of the applicable Redemption Date, (ii) with respect to such notice being given at any time after the one-year anniversary but on or prior to the two-year anniversary of the Closing Date, the sum of (A) 103.0% of the sum of the Liquidation Preference per share of Series A Preferred Stock to be redeemed plus any an amount equal to Accrued Dividends with respect to such share plus (B) an amount equal to accrued and unpaid dividends since the most recent Dividend Payment Date with respect to each such share of Series A Preferred Stock as of the applicable Redemption Date, (iii) with respect to such notice being given at any time after the two-year anniversary but on or prior to the three-year anniversary of the Closing Date, the sum of (A) 102.0% of the sum of the Liquidation Preference per share of Series A Preferred Stock to be redeemed plus an amount equal to any Accrued Dividends with respect to such share plus (B) an amount equal to accrued and unpaid dividends since the most recent Dividend Payment Date with respect to each such share of Series A Preferred Stock as of the applicable Redemption Date, (iv) with respect to such notice being given at any time after the three-year anniversary but on or prior to the four-year anniversary of the Closing Date, the sum of (A) 101.0% of the sum of the Liquidation

Preference per share of Series A Preferred Stock to be redeemed plus an amount equal to any Accrued Dividends with respect to such share plus (B) an amount equal to accrued and unpaid dividends since the most recent Dividend Payment Date with respect to each such share of Series A Preferred Stock as of the applicable Redemption Date and (v) with respect to such notice being given at any time after the four-year anniversary of the Closing Date, the sum of (A) the Liquidation Preference per share of Series A Preferred Stock to be redeemed plus an amount equal to any Accrued Dividends with respect to such share plus (B) an amount equal to accrued and unpaid dividends since the most recent Dividend Payment Date with respect to each such share of Series A Preferred Stock as of the applicable Redemption Date.

(b)    Exercise of Optional Redemption. If the Company elects to effect an Optional Redemption, the Company shall send, to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective addresses as they shall appear on the records of the Company, a written notice (i) notifying such holders of the election of the Company to redeem such shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock to be redeemed from such holder, and the Redemption Date, and (ii) stating the place or places at which the shares of Series A Preferred Stock called for redemption shall, upon presentation and surrender of the certificates evidencing such shares of Series A Preferred Stock, be redeemed (and other instructions a Holder must follow to receive payment), and the Redemption Price therefor (such notice, a “Notice of Optional Redemption”). The Redemption Date selected by the Company shall be no less than ten (10) Business Days and no more than thirty (30) Business Days after the date on which the Company provides the Notice of Optional Redemption to the Holders. The Notice of Optional Redemption shall state the Redemption Date selected by the Company.

(c)    Partial Redemption. In case of any redemption of part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be redeemed by the Company on a pro rata basis based on the then-outstanding shares of Series A Preferred Stock. Subject to the provisions hereof, the Company shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the Holder thereof.

(d)    Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series A Preferred Stock redeemed pursuant to this Section 7, Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding.

(e)    Status of Redeemed Shares. Shares of Series A Preferred Stock redeemed in accordance with this Section 7, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Certificate.

SECTION 8.    Approval Rights.

(a)    Series A Approval Rights. Except as expressly set forth herein, the Series A Preferred Stock shall be non-voting. The vote or consent of the Holders of at least a two-thirds of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required pursuant to the DGCL:

(i)    any amendment, alteration or repeal of any provision of the Certificate (including this Certificate of Designations) or Bylaws, whether by merger or otherwise, in a manner that would have an adverse effect on the rights, preferences or privileges of the Series A Preferred Stock;

(ii)    any issuance of additional shares of Series A Preferred Stock (other than as permitted under the Investment Agreements or by this Certificate of Designations, including Section 4), any Parity Stock, any Senior Stock or any securities or rights convertible or exchangeable into, or exercisable for the foregoing, in each case other than (x) any Government Financing the incurrence of which does not reduce the amount of Indebtedness the Company can incur pursuant to clause (iv) of the definition of Excluded Indebtedness to zero or (y) any Mandatory Government Financing; provided that the aggregate liquidation preference or par amount of any outstanding Mandatory Government Financing issued pursuant to this clause (y) shall, solely to the extent it was not also issued pursuant to clause (x), be treated as a Specified Incurrence and as indebtedness for the purposes of calculating the Leverage Ratio used in determining the Dividend Rate;

(iii)    any liquidation, dissolution or winding up of the Company; or

(iv)    agree or commit to do or take any action described in this Section 8(a).

For purposes of this Section 8(a), the filing in accordance with applicable law of a certificate of designations or any similar document setting forth or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or other terms of any class or series of stock of the Company shall be deemed an amendment to the Certificate.

(b)    Class Voting. Each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote and shall vote separately as a class, whether at a meeting or by written consent. The Holders of shares of Series A Preferred Stock shall not otherwise have any voting rights with respect to such shares.

(c)    Written Consents. The Holders of Series A Preferred Stock may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of such stockholders.

SECTION 9.    Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent and paying agent for the Series A Preferred Stock shall be Computershare Trust Company, N.A.. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent or paying agent for the Series A Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof to the Holders.

SECTION 10.    Replacement Certificates. If physical certificates evidencing the Series A Preferred Stock are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

SECTION 11.    Taxes.

(a)    Withholding. The Company and its paying agent shall be entitled to deduct and withhold taxes on all payments and distributions (or deemed distributions) on the Series A Preferred Stock to the extent required by applicable law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Certificate of Designations as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a governmental authority on account of taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) with respect to a share of Series A Preferred Stock (or in respect of any payment or distribution (or deemed distribution) with respect to a Warrant held by the Holder of such Series A Preferred Stock or upon the exercise thereof), the Company shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such share of Series A Preferred Stock or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Company for such amounts (and such Person shall promptly so reimburse the Company upon demand).

(b)    Transfer Taxes. The Company shall pay any and all documentary, stamp and similar issue or transfer tax (“Transfer Tax”) due on the issue of shares of Series A Preferred Stock or certificates representing such shares or securities. However, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of Series A Preferred Stock to a beneficial owner other than the beneficial owner of the Series A Preferred Stock immediately prior to the event pursuant to which such issue or delivery is required, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such Transfer Tax or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.

SECTION 12.    Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at Expedia Group, Inc., 1111 Expedia Group Way West, Seattle, Washington 98119 (Attention: Chief Legal Officer), (ii) if to any Holder, to such Holder at the address and electronic mail address of such Holder as listed in the stock record books of the Company (which, for all purposes hereunder, may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

SECTION 13.    Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, the Liquidation Preference and Accrued Dividends per share of Series A Preferred Stock and the Dividend Rate in effect from time to time and shall furnish such written record free of charge to any Holder who makes a request therefor.

SECTION 14.    Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Holders of a two-thirds of the shares of Series A Preferred Stock then outstanding; provided that any amendment, modification or waiver that, by its terms, would adversely and uniquely affect a Holder relative to other Holders without similarly affecting all of Holders shall require the prior written consent of such adversely and uniquely affected Holder.

SECTION 15.    Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

SECTION 16.    [Reserved].

SECTION 17.    Interpretation When a reference is made in this Certificate of Designation to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Certificate of Designation unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Certificate of Designation, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Certificate of Designation shall refer to this Certificate of Designation as a whole and not to any particular provision of this Certificate of Designation unless the context requires otherwise. The words “date hereof” when used in this Certificate of Designation shall refer to [            ], 2020. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” All terms defined in this Certificate of Designation shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Certificate of Designation are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means, unless otherwise specified, such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; provided, that, for the avoidance of doubt, references to the Existing Credit Agreement shall not include any amendments, modifications or supplements after April 22, 2020. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Certificate of Designation, the date that is the reference date in calculating such period shall be excluded (unless otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

[Signature Page Follows]

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this                      day of          2020.

Name:

Title:

ANNEX II

FORM OF WARRANT

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF APRIL 23, 2020, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

WARRANT

TO PURCHASE

SHARES OF COMMON STOCK

OF

EXPEDIA GROUP, INC.

No. W-1	, 2020

FOR VALUE RECEIVED, the undersigned, Expedia Group, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), hereby certifies that

AP Fort Holdings, L.P.

or its registered assign is entitled to subscribe for and purchase, at the Warrant Exercise Price per share, the Warrant Share Number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock. This Warrant is issued pursuant to that certain Investment Agreement, dated as of April 23, 2020, by and among the Company and AP Fort Holdings, L.P., (the “Investment Agreement”). Capitalized terms used in this Warrant and not otherwise defined herein shall have the respective meanings specified in Section 7 hereof.

1.    Term. The right to subscribe for and purchase Warrant Shares represented hereby shall expire at 5:00 P.M. (New York City time) on             , 20301 (such period being the “Term”).

[1]	To be date that is 10 years from the Closing Date under the Investment Agreement.

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2.    Method of Exercise; Payment; Issuance of New Warrant; Transfer and Exchange.

(a)    Time of Exercise. The purchase rights represented by this Warrant may be exercised in whole or in part at any time and from time to time during the Term, and in the event that this Warrant has not been exercised in full as of the last Business Day during the Term, the purchase rights represented by this Warrant shall be deemed to be automatically exercised in full by the Holder as of such last Business Day, provided, that, notwithstanding anything to the contrary set forth herein, any exercise of this Warrant shall be subject to and conditioned upon making and receipt of all filings, notifications, expirations of waiting periods, waivers and approvals under applicable Competition Laws necessary in connection with the issuance of the applicable Warrant Shares upon exercise of this Warrant in accordance with Section 2(c) as contemplated by Section 5.01 of the Investment Agreement. Notwithstanding anything to the contrary set forth in this Warrant, if the Warrant is exercised, in whole or in part, in connection with the exercise of the Holder’s registration rights in accordance with (i) Section 1.7 of the Registration Rights Agreement (as defined in the Investment Agreement), then this Warrant shall not be deemed to have been exercised to the extent that the applicable Warrant Shares are not sold in the applicable offering as a result of the Company’s determination not to proceed with such offering, or (ii) otherwise pursuant to the Registration Rights Agreement, then this Warrant shall not be deemed to have been exercised to the extent that the applicable Warrant Shares are not sold in the applicable offering due to the Company’s breach of its obligations thereunder or exercise of its rights pursuant to Section 3.2 of the Registration Rights Agreement.

(b)    No Cash Exercise. The Holder may only exercise this Warrant pursuant to Section 2(c). The Company and the Holder agree, (i) in the event of a net issue exercise under Section 2(c), the Holder’s surrender of this Warrant in exchange for the receipt of the Warrant Shares issuable in accordance with this Warrant (or the portion thereof being cancelled) is intended to be treated as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended and (ii) not to file any tax return inconsistent with the foregoing unless otherwise required by a change in law or by the Internal Revenue Service or other governmental authority following an audit or examination.

(c)    Net Issue Exercise. The Holder may exercise this Warrant by electing on one or more occasions, at any time prior to the expiration of the Term, to receive Warrant Shares issuable in accordance with this Warrant (or the portion thereof being cancelled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the Holder a number of Warrant Shares computed using the following formula:

X =	Y(A-B)

A

Where:	X = the number of the Warrant Shares to be issued to the Holder.
Y = the number of the Warrant Shares with respect to which the Warrant is exercised.
A = the fair market value of one share of Common Stock on the date of determination.
B = the Warrant Exercise Price (as adjusted to the date of such calculation).

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For purposes of this Section 2(c), the fair market value of one share of Common Stock on the date of determination shall mean:

(i)    if the Common Stock is publicly traded, the per share fair market value of the Common Stock shall be the closing price of the Common Stock as quoted on the NASDAQ Global Select Market, or the principal exchange or market on which the Common Stock is listed, on the last trading day ending prior to the date of determination; and

(ii)    if the Common Stock is not so publicly traded, the per share fair market value of the Common Stock shall be such fair market value as determined in good faith by the Board of Directors of the Company in reliance on an opinion of a nationally recognized independent investment banking firm retained by the Company for this purpose; provided that Holder shall have a right to receive from the Board of Directors the calculations performed to arrive at such fair market value and a certified resolution of the fair market value from the Board of Directors of the Company.

The date of determination for purposes of this Section 2(c) shall be the date the notice of exercise is delivered by the Holder to the Company.

(d)    Issuance of Warrant Shares and New Warrant. In the event of any exercise of the rights represented by this Warrant in accordance with and subject to the terms and conditions hereof, (i) the Warrant Shares so purchased shall be delivered by the Company within (x) one (1) Business Day after such exercise and delivery of this Warrant and the exercise form, if the Holder provides the Company with at least one (1) Business Day prior written notice or (y) two (2) Business Days after such exercise and delivery of this Warrant and the exercise form, if the Holder did not provide the Company with notice in advance of such exercise, via (a) book-entry transfer crediting the account of the Holder through the Company’s transfer agent and registrar for the Common Stock (which as at the issuance of this Warrant is Computershare Trust Company, N.A.) or (b) if requested by the Holder, in the form of certificates in the name of the Holder, and (ii) unless this Warrant has expired, a new Warrant representing the number of Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder within such time.

(e)    Transferability of Warrant. Except as expressly permitted by the Investment Agreement, the Holder may not Transfer this Warrant or the Warrant Shares to be issued upon exercise hereof without the prior written approval of the Company, which shall be in the sole and absolute discretion of the Company. Except as expressly permitted by the Investment Agreement, any attempt to Transfer by the Holder without such prior written approval of the Company shall be void ab initio.

(f)    Compliance with Securities Laws.

(i)    The Holder, by acceptance hereof, acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are being acquired solely for the Holder’s own account, and not as a nominee for any other party, and for investment, and that the Holder

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will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Act and any applicable state securities laws.

(ii)    Except as provided in paragraph (iii) below, this Warrant and all Warrant Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form (which, in the case of Warrant Shares, shall be in the form of an appropriate book entry notation):

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF APRIL 23, 2020, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(iii)    Subject to Section 2(e), upon request of the Holder and, if requested by the Company, receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Act and applicable state securities laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate or other instrument for this Warrant or Warrant Shares to be Transferred in accordance with the terms of this Warrant and the Investment Agreement and the second paragraph of the legend shall be removed by the Company upon the expiration of such Transfer and other restrictions set forth in the Investment Agreement.

(g)    No Fractional Shares or Scrip. No fractional shares or scrip representing fractional Warrant Shares shall be issued upon the exercise of this Warrant. In lieu of any fractional Warrant Share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the fair market value of one Warrant Share on the last trading day ending prior to the payment date multiplied by such fraction.

(h)    Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

(i)    No Rights of Stockholders. The Holder shall not be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the

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Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise.

3.    Certain Representations and Agreements. The Company represents, covenants and agrees:

(a)    This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(b)    All Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company, and free from all taxes, liens and charges. The Company further covenants and agrees that during the period within which this Warrant may be exercised, the Company will at all times have authorized and reserved (as unissued or held in treasury) a sufficient number of shares of Common Stock to provide for the exercise in full of this Warrant. The Company will procure, subject to issuance or notice of issuance, the listing of any Warrant Shares issuable upon exercise of this Warrant on the principal stock exchange on which shares of Common Stock are then listed or traded.

(c)    Subject to Section 5.01 of the Investment Agreement, the Company shall take all such actions as may be necessary to ensure that all Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any securities exchange upon which shares of the Company’s capital stock may be listed at the time of such exercise.

(d)    The Company shall not amend or modify any provision of the Certificate of Incorporation or the by-laws of the Company in any manner that would materially and adversely affect the powers, preferences or relative participating, optional or other special rights of the Common Stock in a manner which would disproportionately and adversely affect the rights of the Holder.

4.    Adjustments and Other Rights. The Warrant Exercise Price and Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that no single event shall cause an adjustment under more than one subsection of this Section 4 so as to result in duplication.

(a)    Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall at any time or from time to time (i) declare, order, pay or make a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) split, subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or (iii)

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combine or reclassify the outstanding shares of Common Stock into a smaller number of shares (for the avoidance of doubt, in each case excluding any conversion of shares of Class B Common Stock into shares of Common Stock or any transaction pursuant to Section 3.01 of the New Governance Agreement), the number of Warrant Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Holder immediately after such record date or effective date, as the case may be, shall be entitled to purchase the number of shares of Common Stock which such Holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised in full immediately prior to such record date or effective date, as the case may be. In the event of such adjustment, the Warrant Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be immediately adjusted to the number obtained by dividing (x) the product of (1) the number of Warrant Shares issuable upon the exercise of this Warrant in full before the adjustment determined pursuant to the immediately preceding sentence and (2) the Warrant Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, split, subdivision, combination or reclassification giving rise to such adjustment by (y) the new number of Warrant Shares issuable upon exercise of the Warrant in full determined pursuant to the immediately preceding sentence.

(b)    Distributions.

(i)    If the Company shall fix a record date for the making of a dividend or other distribution (by spin-off or otherwise) on shares of Common Stock other than in cash, whether in other securities of the Company (including rights), evidences of indebtedness of the Company or any other Person or any other property (including securities or evidences of indebtedness of a subsidiary), or any combination thereof, excluding (i) dividends or distributions subject to adjustment pursuant to Section 4(a) or (ii) dividends or distributions of rights in connection with the adoption of a stockholder rights plan in customary form (including with respect to the receipt of such rights in respect of shares of Common Stock (including Warrant Shares) issued subsequent to the initial dividend or distribution of such rights), then in each such case, the number of Warrant Shares issuable upon exercise of this Warrant in full shall be increased by multiplying such number of Warrant Shares by a fraction, the numerator of which is the Market Price per share of Common Stock on such record date and the denominator of which is the Market Price per share of Common Stock on such record date less the Distribution Fair Market Value of the securities and/or any other property, as applicable, to be so paid or distributed in such dividend or distribution in respect of one share of Common Stock (in each case as of the record date of such dividend or distribution); such adjustment shall be effective as of the record date for such dividend or distribution. In the event of such adjustment, the Warrant Exercise Price shall immediately be decreased by multiplying such Warrant Exercise Price by a fraction, the numerator of which is the number of Warrant Shares issuable upon the exercise of this Warrant in full immediately prior to such adjustment, and the denominator of which is the new number of Warrant Shares issuable upon exercise of this Warrant determined in accordance with the immediately preceding sentence. Notwithstanding the foregoing, in the event that the Distribution Fair Market Value of the securities and/or any other property, as applicable, to be so paid or distributed in such dividend or distribution in respect of one share of

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Common Stock (in each case as of the record date of such dividend or distribution) is equal to or greater than the Market Price per share of Common Stock on such record date, then proper provision shall be made such that upon exercise of this Warrant, the Holder shall receive, in addition to the applicable Warrant Shares, the amount and kind of such securities and/or any other property such Holder would have received had such Holder exercised this Warrant immediately prior to such record date.

(ii)    If the Company shall fix a record date for the making of a cash dividend on shares of Common Stock, the Warrant Exercise Price in effect prior thereto shall be reduced immediately thereafter by the per share amount of such cash dividend.

(iii)    For purposes of the foregoing subsections (i) and (ii), in the event that such dividend or distribution in question is ultimately not so made, the Warrant Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors of the Company determines not to make such dividend or distribution, to the Warrant Exercise Price that would then be in effect and the number of Warrant Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

(c)    Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock subject to adjustment pursuant to Section 4(a)), notwithstanding anything to the contrary contained herein, (i) the Company shall notify the Holder in writing of such Business Combination or reclassification as promptly as practicable (but in no event later than five (5) Business Days prior to the effectiveness thereof), and (ii) the Holder’s right to receive Warrant Shares upon exercise of this Warrant shall be converted, effective upon the occurrence of such Business Combination or reclassification, into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash) that the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant in full immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if applicable, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Holder’s right to exercise this Warrant in exchange for any shares of stock or other securities or property pursuant to this paragraph. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant upon and following adjustment pursuant to this paragraph, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Holder shall have the right to make the same election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Holder will receive upon exercise of this Warrant.

(d)    Certain Repurchases of Common Stock. In case the Company effects a Pro Rata Repurchase of Common Stock, then the Warrant Exercise Price shall be reduced to the price determined by multiplying the Warrant Exercise Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately prior to such Pro

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Rata Repurchase and (y) the Market Price of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (x) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (y) the Market Price per share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant in full shall be increased to the number obtained by dividing (i) the product of (x) the number of shares of Common Stock issuable upon the exercise of this Warrant before such adjustment, and (y) the Warrant Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (ii) the new Warrant Exercise Price determined in accordance with the immediately preceding sentence.

(e)    Rounding of Calculations; Minimum Adjustments. All calculations under this Section 4 shall be made to the nearest one-hundredth (1/100th) of a cent or to the nearest one-tenth (1/10th) of a share, as the case may be. No adjustment in the Warrant Exercise Price or the number of Warrant Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.

(f)    Timing of Issuance of Additional Securities Upon Certain Adjustments. In any case in which (1) the provisions of this Section 4 shall require that an adjustment (the “Subject Adjustment”) shall become effective immediately after a record date (the “Subject Record Date”) for an event and (2) the Holder exercises this Warrant after the Subject Record Date and before the consummation of such event, the Company may defer until the consummation of such event (or if later, the calculation of the Distribution Fair Market Value, if applicable) (i) issuing to such Holder the incrementally additional shares of Common Stock or other property issuable upon such exercise by reason of the Subject Adjustment and (ii) paying to such Holder any amount of cash in lieu of a fractional share of Common Stock; provided, that the Company upon request shall promptly deliver to such Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional shares (or other property, as applicable), and such cash, upon (and subject to) the consummation of such event (or completion of such calculation).

(g)    Statement Regarding Adjustments. Whenever the Warrant Exercise Price or the Warrant Shares into which this Warrant is exercisable shall be adjusted as provided in this Section 4, the Company shall as promptly as practicable prepare and make available to the Holder a statement showing in reasonable detail the facts requiring such adjustment and the Warrant Exercise Price that shall be in effect and the Warrant Shares into which this Warrant shall be exercisable after such adjustment.

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(h)    Adjustment Rules. Any adjustments pursuant to this Section 4 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Warrant Exercise Price made hereunder would reduce the Warrant Exercise Price to an amount below par value of the Common Stock, then such adjustment in Warrant Exercise Price made hereunder shall reduce the Warrant Exercise Price to the par value of the Common Stock.

(i)    Proceedings Prior to any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 4, the Company shall take such actions as are necessary, which may include obtaining regulatory, stock exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the Holder is entitled to receive upon exercise of this Warrant pursuant to this Section 4.

5.    Taxes.

(a)    Withholding. The Company and its paying agent shall be entitled to deduct and withhold taxes on all payments and distributions (or deemed distributions) with respect to the Warrants (or upon the exercise thereof) to the extent required by applicable Law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Warrant as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a governmental authority on account of taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) with respect to a Warrant or upon the exercise thereof (or in respect of any payment or distribution (or deemed distribution) with respect to any share of the Company’s Series A Preferred Stock, par value $0.001 per share, held by the Holder of such Warrant), the Company shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such Warrant, any Warrant Shares otherwise required to be issued upon the exercise of such Warrant or any amounts otherwise payable in respect of Warrant Shares received upon the exercise of such Warrant, or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Company for such amounts (and such Person shall promptly so reimburse the Company upon demand).

(b)    Transfer Taxes. The Company shall pay any and all documentary, stamp and similar issue or transfer tax due on (x) the issue of Warrants and (y) the issue of Warrant Shares pursuant to the exercise of a Warrant. However, in the case of the exercise of a Warrant, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of Warrant Shares to a beneficial owner other than the beneficial owner of the Warrant immediately prior to such exercise, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such Transfer Tax or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.

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6.    Frustration of Purpose. The Company shall not, by amendment of its certificate of incorporation or bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith cooperate in the carrying out of all the provisions of this Warrant.

7.    Definitions. For the purposes of this Warrant, the following terms have the following meanings:

“Act” has the meaning specified under the legend hereto.

“Action” has the meaning specified under the Investment Agreement.

“Affiliate” has the meaning specified under the Investment Agreement.

“Business Combination” means a merger, consolidation, statutory share exchange, reorganization, recapitalization or similar extraordinary transaction (which may include a reclassification) involving the Company.

“Business Day” has the meaning specified under the Investment Agreement.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company as in effect on the Closing Date, and as from time to time amended, modified, supplemented or restated in accordance with its terms and pursuant to applicable law.

“Class B Common Stock” has the meaning specified under the Investment Agreement.

“Closing Date” has the meaning specified under the Investment Agreement.

“Common Stock” means the common stock, $0.0001 par value, of the Company.

“Company” has the meaning specified in the preamble hereof.

“Competition Laws” has the meaning specified under the Investment Agreement.

“Distribution Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors of the Company based on the advice of a nationally recognized independent investment banking firm retained by the Company for this purpose, evidenced by a certified resolution of the fair market value from the Board of Directors of the Company delivered as promptly as practicable to the Holder; provided, that in the event that the Company shall set a record date for any distribution by the Company on shares of Common Stock of property or securities, other than securities of the Company, which become publicly traded upon completion of the distribution, then the Distribution Fair Market Value of such securities shall be the average of the closing prices of such security as quoted on the principal exchange or market on which such security is listed, on the five trading days following the effective date of such distribution. For the avoidance of doubt, the Distribution Fair Market Value of cash shall be the amount of such cash.

10

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” means the Person or Persons who shall from time to time own this Warrant.

“Law” has the meaning specified under the Investment Agreement.

“Market Price” means, with respect to the Common Stock or any other security, on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the Common Stock or of such security, as applicable, on the principal exchange or market on which the Common Stock or such security, as applicable, is so listed or quoted.

“New Governance Agreement” has the meaning specified in the Investment Agreement.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity.

“Pro Rata Repurchase” means any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or (B) pursuant to any other offer available to substantially all holders of Common Stock, in each case whether for cash, shares of capital stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property, or any combination thereof, effected while this Warrant is outstanding; provided, however, that “Pro Rata Repurchase” shall not include any purchase of shares by the Company or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Term” has the meaning specified in Section 1 hereof.

“Transfer” has the meaning specified in the Investment Agreement.

“Warrant” means this Warrant and any other warrants of like tenor issued in substitution or exchange for any thereof pursuant to the provisions of Section 2(d) hereof.

“Warrant Exercise Price” means $72.00, subject to adjustment as set forth herein.

“Warrant Share Number” means 4,200,000, subject to adjustment as set forth herein.

“Warrant Shares” means shares of Common Stock issuable upon exercise of this Warrant.

8.    Amendment and Waiver. Any term, covenant, agreement or condition in this Warrant may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by a written instrument or written instruments executed by the Company and the Holder.

11

9.    Governing Law; Jurisdiction; Specific Performance. This Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. All Actions arising out of or relating to this Warrant shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 9 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Warrant shall be effective if notice is given by overnight courier at the address set forth in Section 10 of this Warrant. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Warrant in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Warrant and to enforce specifically the terms and provisions hereof in the courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Warrant, and this right of specific enforcement is an integral part of the terms of this Warrant. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party shall not be required to provide any bond or other security in connection with its pursuit of an injunction or injunctions to prevent breaches of this Warrant and to enforce specifically the terms and provisions hereof.

10.    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email with receipt confirmed, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 10):

(a) If to the Holder:

AP Fort Holdings, L.P.

c/o Apollo Global Management, Inc.

12

9 West 57th Street

New York, NY 10019

Attn:     Laurie Medley

Phone:  212-515-3484

Email: lmedley@apollo.com

with a copy to (which copy alone shall not constitute notice):

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attn:     Adam Weinstein

     John Butler

Phone: (212) 839-5371

Fax:     (212) 839-5599

Email:  AWeinstein@sidley.com

   John.Butler@sidley.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

12 85 Avenue of the Americas

New York, New York 10019

Attn: Gregory A. Ezring

         Brian M. Janson

Phone: (212) 373-3000

Fax: (212) 757-3990

Email: GEzring@paulweiss.com

            BJanson@paulweiss.com

(b) If to the Company:

Expedia Group, Inc.

1111 Expedia Group Way West

Seattle, Washington 98119

Attn:     Chief Financial Officer (with a copy to the Chief Legal Officer at the same address)

Email: ehart@expediagroup.com

            bdzielak@expedia.com

with a copy to (which copy alone shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn:     Andrew J. Nussbaum

13

    Edward J. Lee

Phone: (212) 403-1000

Fax:     (212) 403-2000

Email:  AJNussbaum@wlrk.com

    EJLee@wlrk.com

11.    Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the Company and the Holder and their respective successors and permitted assigns (subject to Section 2(f) with respect to the Holder).

12.    Modification and Severability. The provisions of this Warrant will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provision hereof. To the fullest extent permitted by law, if any provision of this Warrant, or the application thereof to any Person or circumstance, is invalid or unenforceable (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Warrant and the application of such provision to other Persons, entities or circumstances will not be affected by such invalidity or unenforceability.

13.    Interpretation.

(a)    When a reference is made in this Warrant to a Section, such reference shall be to a Section of this Warrant unless otherwise indicated. The headings contained in this Warrant are for reference purposes only and shall not affect in any way the meaning or interpretation of this Warrant. Whenever the words “include,” “includes” or “including” are used in this Warrant, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Warrant shall refer to this Warrant as a whole and not to any particular provision of this Warrant unless the context requires otherwise. The words “date hereof” when used in this Warrant shall refer to the date of this Warrant. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” All terms defined in this Warrant shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Warrant are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Warrant, the date that is the reference date in calculating such period shall be excluded (unless otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

[Signature pages follow]

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IN WITNESS WHEREOF, the Company has duly executed this Warrant.

Dated: , 2020.	EXPEDIA GROUP, INC.

By:
Name:
Title:

[Signature Page to Warrant]

Agreed and Acknowledged:

AP FORT HOLDINGS, L.P.

By: AP Fort Advisors, LLC, its general partner

By: Apollo Hybrid Value Advisors, L.P., its sole member

By: Apollo Hybrid Value Capital Management, LLC, its general partner

By:
Name:	Joseph D. Glatt
Title:	Vice President

[Signature Page to Warrant]

EXERCISE FORM

(To be executed by the registered holder hereof)

The undersigned registered owner of this Warrant hereby irrevocably elects to exercise the right to purchase represented by the attached Warrant for, and to purchase thereunder,                  shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of EXPEDIA GROUP, INC., a Delaware corporation (the “Company”), as provided for therein, and tenders herewith payment of the exercise price in full in accordance with Section 2(c) and the other terms and conditions of the attached Warrant. All capitalized terms used but not defined in this exercise form shall have the meanings ascribed thereto in the attached Warrant.

Please issue a certificate or certificates representing the applicable number of Warrant Shares issuable pursuant to the Warrant in the name of the undersigned.

If said number of shares of Common Stock shall not be all the shares of Common Stock issuable upon exercise of the attached Warrant, a new Warrant is to be issued in the name of the undersigned for the balance remaining of such shares of Common Stock less any fraction of a share of Common Stock paid in cash.

Dated:	Name of Holder

Signature

Address

A-1

ASSIGNMENT FORM

(To be executed by the registered holder hereof)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                      the within Warrant and all rights evidenced thereby and does irrevocably constitute and appoint                     , attorney, to transfer the said Warrant on the books of the within named corporation.

Dated:	Signature

Address

PARTIAL ASSIGNMENT

(To be executed by the registered holder hereof)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                      the right to purchase shares of the Common Stock issuable upon exercise of the attached Warrant, and does irrevocably constitute and appoint                     , attorney, to transfer that part of the said Warrant on the books of the within named corporation.

Dated:	Signature

Address

FOR USE BY THE ISSUER ONLY:

This Warrant No. W-1 cancelled (or transferred or exchanged) this day of             , 20    ,                  shares of Common Stock issued therefor in the name of                     , Warrant No. W-1 issued for shares of Common Stock in the name of                     .

A-2

Annex III

FORM OF REGISTRATION RIGHTS AGREEMENT

by and among

EXPEDIA GROUP, INC.,

AP FORT HOLDINGS, L.P.

SLP FORT AGGREGATOR II, L.P.

and

SLP V FORT HOLDINGS II, L.P.

Dated as of             , 2020

-i-

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of             , 2020 (this “Agreement”), by and among Expedia Group, Inc., a Delaware corporation (the “Company”), AP Fort Holdings, L.P., a Delaware limited partnership (the “Apollo Purchaser”), SLP Fort Aggregator II, L.P., a Delaware limited partnership and SLP V Fort Holdings II, L.P., a Delaware limited partnership (together with SLP Fort Aggregator II, L.P., the “SLP Purchasers”) (the SLP Purchasers and the Apollo Purchaser being together referred to as the “Purchasers”). Capitalized terms used but not defined elsewhere herein are defined in Exhibit A. The Purchasers and any other party that may become a party hereto pursuant to Section 5.1 are referred to collectively as the “Investors” and individually each as an “Investor”.

WHEREAS, the Company and the Apollo Purchaser are parties to the Investment Agreement, dated as of April 23, 2020 (as it may be amended from time to time, the “Apollo Investment Agreement”), pursuant to which the Company is selling to the Apollo Purchaser, and the Apollo Purchaser is purchasing from the Company, (a) 600,000 shares of the Company’s Series A Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), and (b) warrants (“Warrants”) to purchase up to 4,200,000 shares of Common Stock;

WHEREAS, the Company and the SLP Purchasers are parties to the Investment Agreement, dated as of April 23, 2020 (as it may be amended from time to time, the “SLP Investment Agreement” and, together with the Apollo Investment Agreement, the “Investment Agreements”), pursuant to which the Company is selling to the SLP Purchasers, and the SLP Purchasers are purchasing from the Company, (a) 600,000 shares of the Series A Preferred Stock and (b) Warrants to purchase up to 4,200,000 shares of Common Stock;

WHEREAS, as a condition to the obligations of the Company and the Purchasers under the Investment Agreements, the Company and the Purchasers are entering into this Agreement for the purpose of granting certain registration rights to the Investors.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Resale Shelf Registration

Section 1.1    Resale Shelf Registration Statement. Subject to the other applicable provisions of this Agreement, the Company shall use its commercially reasonable efforts to prepare, file and cause to be declared effective, no later than on the first Business Day following the one year anniversary of the date of this Agreement, a registration statement covering the sale or distribution from time to time by the Holders, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, of all of the Registrable Securities on Form S-3 (except if the Company is not eligible as of such one year anniversary of the date of this Agreement to register for resale the Registrable Securities on Form S-3, then the Company shall use its commercially reasonable efforts to prepare, file and cause to be declared effective, no later than on the first Business Day following the one year anniversary of the date of this Agreement, a registration statement on another appropriate form which shall provide for the registration of such Registrable Securities for resale by the Holders in accordance with any reasonable method of distribution elected by the Holders) (any such registration statement, the “Resale Shelf Registration Statement”), (it being agreed that the Resale Shelf Registration Statement shall be an automatic shelf registration statement that may become effective upon filing with the SEC pursuant to Rule 462(e) if Rule 462(e) is then available to the Company).

Section 1.2    Effectiveness Period. Once declared effective, the Company shall, subject to the other applicable provisions of this Agreement, use its commercially reasonable efforts to cause the Resale Shelf Registration Statement to be continuously effective and usable until such time as there are no longer any Registrable Securities (the “Effectiveness Period”).

Section 1.3    Subsequent Shelf Registration Statement. If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time during the Effectiveness Period, the Company shall use its commercially reasonable efforts to promptly cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to promptly amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional registration statement (a “Subsequent Shelf Registration Statement”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Holders thereof of all securities that are Registrable Securities as of the time of such filing. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (a) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act promptly after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement that shall become effective upon filing with the SEC pursuant to Rule 462(e) if Rule 462(e) is then available to the Company) and (b) keep such Subsequent Shelf Registration Statement continuously effective and usable until the end of the Effectiveness Period. Any such Subsequent Shelf Registration Statement shall be a registration statement on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Holders in accordance with any reasonable method of distribution elected by the Holders.

Section 1.4    Supplements and Amendments. The Company shall supplement and amend any Shelf Registration Statement if required by the Securities Act or the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement.

Section 1.5    Subsequent Holder Notice. If a Person entitled to the benefits of this Agreement becomes a Holder of Registrable Securities after a Shelf Registration Statement becomes effective under the Securities Act, the Company shall, promptly, following delivery of written notice to the Company of such Person becoming a Holder and requesting for its name to be included as a selling securityholder in the prospectus related to the Shelf Registration Statement (a “Subsequent Holder Notice”):

(a)    if required and permitted by applicable law, file with the SEC a supplement to the related prospectus or a post-effective amendment to the Shelf Registration Statement so that such Holder is named as a selling securityholder in the Shelf Registration Statement and the related prospectus in such a manner as to permit such Holder to deliver a prospectus to purchasers of the Registrable Securities in accordance with applicable law provided, however, that the Company shall not be required to file more than one post-effective amendment or supplement to the related prospectus for such purpose with respect to the Apollo Purchaser or its Permitted Transferees (collectively, the “Apollo Group”) or more than one post-effective amendment or supplement to the related prospectus for such purpose with respect to the SLP Purchasers or their Permitted Transferees (the “SLP Group”), in each case within any fiscal quarter.

(b)    if, pursuant to Section 1.5(a), the Company shall have filed a post-effective amendment to the Shelf Registration Statement that is not automatically effective, use its commercially reasonable efforts to cause such post-effective amendment to become promptly effective under the Securities Act; and

(c)    promptly notify such Holder after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to Section 1.5(a).

Section 1.6    Shelf Take-Downs.

(a)    Subject to any applicable restrictions on transfer in the Investment Agreements or under applicable law, at any time that any Shelf Registration Statement is effective, if a Holder delivers a notice to the Company stating that it intends to effect a sale or distribution of all or part of its Registrable Securities included by it on any Shelf Registration Statement (a “Shelf Offering”) and stating the number of the Registrable Securities to be included in such Shelf Offering, then the Company shall, subject to the other applicable provisions of this Agreement, amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be sold and distributed pursuant to the Shelf Offering.

(b)    Subject to any applicable restrictions on transfer in the Investment Agreements or under applicable law, a Holder may, after any Shelf Registration Statement becomes effective, deliver a written notice to the Company (the “Underwritten Shelf Take-Down Notice”) specifying that a Shelf Offering is intended to be conducted through an Underwritten Offering (such Underwritten Offering, an “Underwritten Shelf Take-Down”), which shall specify the number of Registrable Securities intended to be included in such Underwritten Shelf Take-Down; provided, however, that the Holders of Registrable Securities may not, without the Company’s prior written consent, (i) launch an Underwritten Shelf Take-Down the anticipated gross proceeds of which shall be less than $100 million (the “Minimum Amount”) (unless all the Holders are proposing to sell all of their remaining Registrable Securities) or (ii) launch an Underwritten Shelf Take-Down within the period commencing 20 days prior to and ending two (2) days following the Company’s scheduled earnings release date for any fiscal quarter or year. To the extent an Underwritten Shelf Take-Down is a Marketed Underwritten Offering, the Company shall deliver the Underwritten Shelf Take-Down Notice to the other Holders of

Registrable Securities that have been included on such Shelf Registration Statement and permit such Holders to include their Registrable Securities included on the Shelf Registration Statement in such Underwritten Shelf Take-Down that is a Marketed Underwritten Offering if such Holder notifies the Holder delivering the Underwritten Shelf Take-Down Notice and the Company within three (3) Business Days after delivery of the Underwritten Shelf Take-Down Notice to such Holder.

(c)    In the event of an Underwritten Shelf Take-Down, the Holder delivering the related Underwritten Shelf Take-Down Notice shall (in the case of a Marketed Underwritten Offering, in consultation with other Holders participating in the Underwritten Shelf Take-Down) select the managing underwriter(s) to administer the Underwritten Shelf Take-Down; provided that the choice of such managing underwriter(s) shall be subject to the consent of the Company, which is not to be unreasonably withheld. The Company and the Holders of Registrable Securities participating in an Underwritten Shelf Take-Down will enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such offering.

(d)    The Company will not include in any Underwritten Shelf Take-Down pursuant to this Section 1.6 any securities that are not Registrable Securities without the prior written consent of the Holder(s) participating in such Underwritten Shelf Take-Down. In the case of an Underwritten Shelf Take-Down that is a Marketed Underwritten Offering, if the managing underwriter or underwriters advise the Company and the Holders in writing that in its or their good faith opinion the number of Registrable Securities (and, if permitted hereunder, other securities) requested to be included in such offering exceeds the number of securities which can be sold in such offering in light of market conditions or is such so as to adversely affect the success of such offering, the Company will include in such offering only such number of securities that can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the Registrable Securities of the Holders that have requested to participate in such Underwritten Shelf Take-Down that is a Marketed Underwritten Offering, allocated pro rata among such Holders on the basis of the percentage of the Registrable Securities owned by such Holders, and (ii) second, any other securities of the Company that have been requested to be so included.

Section 1.7    Piggyback Registration.

(a)    Except with respect to a Demand Registration (as defined below), the procedures for which are addressed in Article II, if the Company proposes to file a registration statement under the Securities Act with respect to an offering of Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock, whether or not for sale for its own account (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto or (ii) filed to effectuate an exchange offer or any employee benefit or dividend reinvestment plan), in a manner that would permit registration of the Registrable Securities for sale for cash to the public under the Securities Act, then the Company shall give prompt written notice of such filing, which notice shall be given, no later than ten (10) Business Days prior to the filing date (the “Piggyback Notice”) to the Holders of Registrable Securities. The Piggyback Notice shall offer such Holders the opportunity to include (or cause to be included) in such registration statement the number of shares of Registrable Securities as each such Holder may request (each, a “Piggyback Registration Statement”). Subject to Section 1.7(b), the Company shall include in each Piggyback Registration Statement all Registrable Securities with respect to which the Company has received written requests for inclusion therein (each, a “Piggyback Request”) within five (5) Business Days after the date of the Piggyback Notice. The Company shall not be required to maintain the effectiveness of a Piggyback Registration Statement beyond the earlier of (x) 120 days after the effective date thereof and (y) consummation of the distribution by the Holders of the Registrable Securities included in such registration statement. The Company may withdraw a Piggyback Registration Statement at any time prior to any sales being made pursuant to the Piggyback Registration Statement without incurring any liability to the Holders.

(b)    If any of the securities to be registered pursuant to the registration giving rise to the rights under this Section 1.7 are to be sold in an Underwritten Offering, the Company shall use commercially reasonable efforts to cause the managing underwriter or underwriters of a proposed Underwritten Offering to permit Holders of Registrable Securities who have timely submitted a Piggyback Request in connection with such offering to include in such offering all Registrable Securities included in each Holder’s Piggyback Request on the same terms and subject to the same conditions as any other shares of capital stock, if any, of the Company included in the Underwritten Offering. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering advise the Company in writing that in its or their good faith opinion the number of securities exceeds the number of securities which can be sold in such offering in light of market conditions or is such so as to adversely affect the success of such offering, the Company will include in such Underwritten Offering only such number of securities that can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the securities proposed to be sold by the Company for its own account and (ii) second, the Registrable Securities of the Holders and any other persons with piggyback registration rights who have the right to participate and that have requested to participate in such offering, allocated pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder and its Affiliates (other than the Company) or in such other proportions as shall mutually be agreed to by such selling shareholders.

ARTICLE II

Demand Registration Rights

Section 2.1    Right to Demand Registrations. Subject to any applicable restrictions on transfer in the Investment Agreements or under applicable law, a Holder may, following the one year anniversary of the date of this Agreement (but only if there is no Shelf Registration Statement then in effect covering all of the Registrable Securities held by such Holder of the class of securities sought to be registered), request, by providing written notice to the Company, that the Company effect the registration under the Securities Act of all or part of the Registrable Securities (a “Demand Registration”). Each request for a Demand Registration (a “Demand Registration Request”) shall specify the number of Registrable Securities intended to be offered and sold pursuant to the Demand Registration and the intended method of distribution thereof, including whether it is intended to be an Underwritten Offering. Promptly after receipt of a Demand Registration Request, the Company shall, subject to Section 2.3, use commercially reasonable efforts to register all Registrable Securities that have been requested to be registered in the Demand Registration Request; provided, that the Company shall not be required to file a registration statement pursuant to this Section 2.1 (a “Demand Registration Statement”) (i) within sixty (60) days following the effective date of any prior Demand Registration Statement for the same class of Registrable Securities or (ii) if the number of Registrable Securities proposed to be included therein does not either (a) equal or exceed the Minimum Amount (calculated on the basis of the average closing price of a share of the Common Stock on The Nasdaq Global Select Market over the five trading days preceding such Demand Registration Request in the case of a demand for the registration of offers of Common Stock) or (b) represent all of the remaining Registrable Securities. Promptly (but in no event later than five (5) Business Days) after receipt by the Company of a Demand Registration Request, the Company shall give written notice of such Demand Registration Request to all other Holders and shall include in such Demand Registration all Registrable Securities with respect to which the Company received written requests for inclusion therein within ten (10) Business Days after the delivery of such notice to such Holder.

Section 2.2    Number of Demand Registrations. Each of the Apollo Group and the SLP Group shall be entitled to deliver up to two (2) Demand Registration Requests for the registration of offers of Common Stock held by members of the Apollo Group or the SLP Group, as applicable (which, for the avoidance of doubt, shall be separate from the Shelf Registration Statement, Shelf Offerings and Underwritten Shelf Take-Downs pursuant to Article I) and up to two (2) Demand Registration Requests for the registration of offers of Series A Preferred Stock held by members of the Apollo Group or the SLP Group, as applicable (which, for the avoidance of doubt, shall be separate from the Shelf Registration Statement, Shelf Offerings and Underwritten Shelf Take-Downs pursuant to Article I).

Section 2.3    Underwritten Offerings Pursuant to Demand Registrations. In the event of an Underwritten Offering pursuant to a Demand Registration, the Holder delivering the Demand Registration Request (in consultation with other Holders participating in such Underwritten Offering) shall select the managing underwriter(s) to administer such Underwritten Offering; provided that the choice of such managing underwriter(s) shall be subject to the consent of the Company, which is not to be unreasonably withheld. If the managing underwriter or underwriters advise the Company and the Holders in writing that in its or their good faith opinion the number of Registrable Securities (and, if permitted hereunder, other securities) requested to be included in such offering exceeds the number of securities which can be sold in such offering in light of market conditions or is such so as to adversely affect the success of such offering, the Company will include in such offering only such number of securities that can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the Registrable Securities of the Holders that have requested to participate in such Underwritten Offering, allocated pro rata among such Holders on the basis of the percentage of the Registrable Securities owned by such Holders, and (ii) second, any other securities of the Company to be sold for its account.

Section 2.4    Withdrawal. A Holder may, by written notice to the Company, withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable registration statement. Upon receipt of notices from all applicable Holders to such effect, the Company shall cease all efforts to seek effectiveness of the applicable registration statement with respect to any Registrable Securities.

ARTICLE III

Additional Provisions Regarding Registration Rights

Section 3.1    Registration Procedures. Subject to the other applicable provisions of this Agreement, in the case of each registration of Registrable Securities effected by the Company pursuant to Article I or Article II, the Company will:

(a)    prepare and promptly file with the SEC a registration statement with respect to such securities and use commercially reasonable efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby, in accordance with the applicable provisions of this Agreement;

(b)    prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such registration statement effective for the period specified in paragraph (a) above and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with the Holders’ intended method of distribution set forth in such registration statement for such period;

(c)    furnish to the Holders copies of the registration statement and the prospectus included therein (including each preliminary prospectus) proposed to be filed and provide such legal counsel a reasonable opportunity to review and comment on such registration statement;

(d)    if requested by the managing underwriter or underwriters, if any, or the Holder(s), promptly include in any prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters, if any, or the Holder(s) may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 3.1(d) that are not, in the opinion of counsel for the Company, in compliance with applicable law;

(e)    in the event that the Registrable Securities are being offered in an Underwritten Offering, furnish to the Holder(s) and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus and final prospectus as the Holder(s) or such underwriters may reasonably request in order to facilitate the public offering or other disposition of such securities;

(f)    promptly notify the Holder(s) at any time when a prospectus relating thereto is required to be delivered under the Securities Act or of the Company’s discovery of the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and, subject to Section 3.2, at the request of the Holder(s), promptly prepare and furnish to the Holder(s) a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the Holder(s) of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

(g)    use commercially reasonable efforts to register and qualify (or exempt from such registration or qualification) the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions within the United States as shall be reasonably requested in writing by the Holder(s); provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in any jurisdictions or file a general consent to service of process in any such jurisdictions where it would not otherwise be required to qualify but for this subsection;

(h)    in the event that the Registrable Securities are being offered in an underwritten public offering, enter into an underwriting agreement, a placement agreement or equivalent agreement, in each case in accordance with the applicable provisions of this Agreement;

(i)    in connection with an Underwritten Offering, the Company shall cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Securities covered by such offering, including but not limited to management presentations (including “electronic road shows” in the nature of management presentations) or investor calls to the extent reasonably necessary to support the proposed sale of Registrable Securities pursuant to such Underwritten Offering (it being understood that the Company and its officers shall not be obligated to participate in any in-person road show presentations);

(j)    use commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion dated such date of the legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, (ii) a “negative assurances letter”, dated such date of the legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and (iii) “comfort” letters dated the date of pricing of such offering and dated such date from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(k)    in the event that the Registrable Securities covered by such registration statement are shares of Common Stock, use commercially reasonable efforts to list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock is then listed;

(l)    provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(m)    in connection with a customary due diligence review, make available for inspection by the Holder(s), any underwriter participating in any such disposition of Registrable Securities, if any, and any counsel or accountants retained by the Holder(s) or underwriter (collectively, the “Offering Persons”), at the offices where normally kept or electronically, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information and participate in customary due diligence sessions in each case reasonably requested by any such representative, underwriter, counsel or accountant in connection with such registration statement and/or offering; provided, however, that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Offering Persons unless (i) disclosure of such information is required by court or administrative order or in connection with an audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor, (ii) disclosure of such information, in the reasonable judgment of the Offering Persons, is required by law or applicable legal process (including in connection with the offer and sale of securities pursuant to the rules and regulations of the SEC), (iii) such information is or becomes generally available to the public other than as a result of a non-permitted disclosure or failure to safeguard by such Offering Persons in violation of this Agreement or (iv) such information (A) was known (after reasonable inquiry) to such Offering Persons (prior to its disclosure by the Company) from a source other than the Company when such source, to the knowledge of the Offering Persons, was not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, (B) becomes available to the Offering Persons from a source other than the Company when such source, to the knowledge of the Offering Persons, is not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information or (C) was developed independently by the Offering Persons or their respective representatives without the use of, or reliance on, such information provided by the Company. In the case of a proposed disclosure pursuant to (i) or (ii) above, such Person shall be required to give the Company written notice of the proposed disclosure prior to such disclosure (except in the case of (ii) above when a proposed disclosure was or is to be made in connection with a registration statement or prospectus under this Agreement and except in the case of clause (i) above when a proposed disclosure is in connection with a routine audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor);

(n)    cooperate with the Holder(s) and each underwriter or agent participating in the disposition of Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA, including the use of commercially reasonable efforts to obtain FINRA’s pre-clearance or pre-approval of the registration statement and applicable prospectus upon filing with the SEC;

(o)    promptly notify the Holder(s) (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or other federal or state governmental authority for amendments or supplements to such registration statement or related prospectus or to amend or to supplement such prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for such purpose, (iv) if at any time the Company has reason to believe that the representations and warranties of the Company contained in any agreement contemplated by Section 3.1(f) above relating to any applicable offering cease to be true and correct or (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose;

(p)    The Holders agree that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1(f), 3.1(o)(ii) or 3.1(o)(iii), the Holders shall discontinue disposition of any Registrable Securities covered by such registration statement or the related prospectus until receipt of the copies of the supplemented or amended prospectus, which supplement or amendment shall, subject to the other applicable provisions of this Agreement, be prepared and furnished as soon as reasonably practicable, or until the Holders are advised in writing by the Company that the use of the applicable prospectus may be resumed, and have received copies of any amended or supplemented prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such prospectus (such period during which disposition is discontinued being an “Interruption Period”) and, if requested by the Company, the Holders shall use commercially reasonable efforts to return to the Company all copies then in their possession, of the prospectus covering such Registrable Securities at the time of receipt of such request. As soon as practicable after the Company has determined that the use of the applicable prospectus may be resumed, the Company will notify the Holders thereof. In the event the Company invokes an Interruption Period hereunder and in the sole discretion of the Company the need for the Company to continue the Interruption Period ceases for any reason, the Company shall, as soon as reasonably practicable, provide written notice to the Holders that such Interruption Period is no longer applicable; and

(q)    shall take all other reasonable steps, at the written request of the Holders, necessary to effect the registration and offer and sale of the Registrable Securities as required hereby.

Section 3.2    Suspension. (a) The Company shall be entitled, by providing written notice to the Holders, no more than two (2) times in any twelve (12) month period for a period of time not to exceed 90 days in the aggregate, to postpone the filing or effectiveness of a registration statement to sell Registrable Securities or to require the Holders of Registrable Securities to suspend any offerings or sales of Registrable Securities pursuant to a registration statement, if the Company delivers to the Holders a certificate signed by an executive officer certifying that such registration and offering would (i) require the Company to make an Adverse Disclosure or (ii) materially interfere with any bona fide material financing, acquisition, disposition or other similar transaction involving the Company or any of its subsidiaries then under consideration. Such certificate shall contain a statement of the reasons for such suspension and an approximation of the anticipated length of such suspension, in accordance with the specifications set forth in this Section 3.2. The Purchasers shall keep the information contained in such certificate confidential subject to the same terms set forth in Section 3.1(m). If the Company postpones registration of Registrable Securities in response to a Underwritten Shelf Take-Down Notice or a Demand Registration Request or requires the Holders to suspend any Underwritten Offering, the Purchasers shall be entitled to withdraw such Underwritten Shelf Take-Down Notice or a Demand Registration Request, as applicable, and if they do so, such request shall not be treated for any purpose as the delivery of an Underwritten Shelf Take-Down Notice pursuant to Section 1.6 or a Demand Registration Request pursuant to Section 2.1.

Section 3.3    Expenses of Registration. All Registration Expenses incurred in connection with any registration pursuant to Article I or Article II shall be borne by the Company. All Selling Expenses in connection with the sale of Registrable Securities by the Holders of the Registrable Securities shall be borne, pro rata, by such Holders included in such registration.

Section 3.4    Cooperation by Holders. The Holder or Holders of Registrable Securities included in any registration shall, and the Purchasers shall cause such Holder or Holders to, furnish to the Company the number of shares of Common Stock (or any securities convertible, exchangeable or exercisable for Common Stock within 60 days of any such filing) owned by such Holder or Holders, the number of such Registrable Securities proposed to be sold, the name and address of such Holder or Holders proposing to sell, and the distribution proposed by such Holder or Holders as shall be required in connection with any registration, qualification or compliance referred to in this Agreement. It is understood and agreed that the obligations of the Company under Article I and Article II are conditioned on the timely provisions of the foregoing information by such Holder or Holders and, without limitation of the foregoing, will be conditioned on compliance by such Holder or Holders with the following:

(a)    such Holder or Holders will, and will cause their respective Affiliates to, cooperate with the Company in connection with the preparation of the applicable registration statement and prospectus and, for so long as the Company is obligated to keep such registration statement effective, such Holder or Holders will and will cause their respective Affiliates to, provide to the Company, in writing and in a timely manner, for use in such registration statement (and expressly identified in writing as such), all information regarding themselves and their respective Affiliates and such other information as may be required by applicable law to enable the Company to prepare or amend such registration statement, any related prospectus and any other documents related to such offering covering the applicable Registrable Securities owned by such Holder or Holders and to maintain the currency and effectiveness thereof; and

(b)    during such time as such Holder or Holders and their respective Affiliates may be engaged in a distribution of the Registrable Securities, such Holder or Holders will, and they will cause their Affiliates to, comply with all laws applicable to such distribution, including Regulation M promulgated under the Exchange Act, and, to the extent required by such laws, will, and will cause their Affiliates to, among other things (i) not engage in any stabilization activity in connection with the securities of the Company in contravention of such laws; (ii) distribute the Registrable Securities acquired by them solely in the manner described in the applicable registration statement and (iii) if required by applicable law, cause to be furnished to each agent or broker-dealer to or through whom such Registrable Securities may be offered, or to the offeree if an offer is made directly by such Holder or Holders or their respective Affiliates, such copies of the applicable prospectus (as amended and supplemented to such date) and documents incorporated by reference therein as may be required by such agent, broker-dealer or offeree.

Section 3.5    Rule 144 Reporting. With a view to making available the benefits of Rule 144 to the Holders, the Company agrees that, for so long as a Holder owns Registrable Securities, the Company will use its commercially reasonable efforts to:

(a)    make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date of this Agreement; and

(b)    so long as a Holder owns any Restricted Securities, furnish to the Holder upon request given in accordance with Section 6.8 (i) a written statement by the Company as to its compliance with the reporting requirements of the Exchange Act; (ii) a copy of the most recent periodic report of the Company and any other such reports and documents filed by the Company that may be requested by the Holder; and (iii) any other such information or documentation as may be requested by a Holder pursuant to an SEC rule or regulation that permits the sale of securities without registration or pursuant to Form S-3, whichever is applicable.

Section 3.6    Holdback Agreement. If the Company shall file a registration statement (other than in connection with the registration of securities issuable pursuant to an employee stock option, stock purchase or similar plan or pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act) with respect to an underwritten public offering of Common Stock or securities convertible into, or exchangeable or exercisable for, such securities or otherwise informs the Purchasers that it intends to conduct such an offering utilizing an effective registration statement or pursuant to an underwritten Rule 144A and/or Regulation S offering and provides the Purchasers and each Holder the opportunity to participate in such offering in accordance with and to the extent required by Section 1.7, each Holder participating in such offering shall, if requested by the managing underwriter or underwriters, enter into a customary “lock-up” agreement relating to the sale, offering or distribution of Registrable Securities, in the form reasonably requested by the managing underwriter or underwriters, covering the period commencing on the date of the prospectus pursuant to which such offering may be made and continuing until up to 90 days from the date of such prospectus; provided that nothing herein will prevent (i) any Holder from making a transfer to an Affiliate, (ii) any pledge of Registrable Securities by a Holder in connection with a Permitted Loan (as defined in the Investment Agreements) or (iii) or any foreclosure in connection with a Permitted Loan (as defined in the Investment Agreements) or transfer in lieu of a foreclosure thereunder, in each case that is otherwise in compliance with applicable securities laws.

ARTICLE IV

Indemnification

Section 4.1    Indemnification by Company. To the extent permitted by applicable law, the Company will, with respect to any Registrable Securities covered by a registration statement or prospectus, or as to which registration, qualification or compliance under applicable “blue sky” laws has been effected pursuant to this Agreement, indemnify and hold harmless each Holder, each Holder’s current and former officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents, employees and Affiliates, and each Person controlling such Holder within the meaning of Section 15 of the Securities Act and such Holder’s current and former officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents, employees and Affiliates, and each underwriter thereof, if any, and each Person who controls any such underwriter within the meaning of Section 15 of the Securities Act (collectively, the “Company Indemnified Parties”), from and against any and all expenses, claims, losses, damages, costs (including costs of preparation, reasonable attorney’s fees and expenses and any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding), judgments, fines, penalties, charges, amounts paid in settlement and other liabilities, joint or several, (or actions or proceedings, whether commenced or threatened, in respect thereof) (collectively, “Losses”) to the extent arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular, “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) or other document, in each case related to such registration statement, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rules or regulations thereunder applicable to the Company and (without limiting the preceding portions of this Section 4.1), the Company will reimburse each of the Company Indemnified Parties for any reasonable and documented out-of-pocket legal expenses and any other reasonable and documented out-of-pocket expenses actually incurred in connection with investigating, defending or, subject to the last sentence of this Section 4.1, settling any such Losses or action, as such expenses are incurred; provided that the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable to a Holder in any such case for any such Losses or action to the extent that it arises out of or is based upon a violation or alleged violation of any state or federal law (including any claim arising out of or based on any untrue statement or alleged untrue statement or omission or alleged omission in the registration statement or prospectus) which occurs in reliance upon and in conformity with written information regarding such Holder furnished to the Company by such Holder or its authorized representatives expressly for use in connection with such registration by or on behalf of any Holder; it being understood and agreed that the only such information furnished by any Holder consists of the information described as such in Section 4.2 below.

Section 4.2    Indemnification by Holders. To the extent permitted by applicable law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which registration or qualification or compliance under applicable “blue sky” laws is being effected, indemnify, severally and not jointly with any other Holders of Registrable Securities, the Company, each of its representatives, each Person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act (collectively, the “Holder Indemnified Parties”), against all Losses (or actions in respect thereof) to the extent arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular, “issuer free writing prospectus” or other document, in each case related to such registration statement, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse each of the Holder Indemnified Parties for any reasonable and documented out-of-pocket legal expenses and any other reasonable and documented out-of-pocket expenses actually incurred in connection with investigating, defending or, subject to the last sentence of this Section 4.2, settling any such Losses or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, “issuer free writing prospectus” or other document in reliance upon and in conformity with written information regarding such Holder furnished to the Company by such Holder or its authorized representatives and stated to be specifically for use therein; it being understood and agreed that the only such information furnished by any Holder consists of the number of shares of Common Stock (or any securities convertible, exchangeable or exercisable for Common Stock within 60 days of any such filing) owned by such Holder, the number of Registrable Securities proposed to be sold by such Holder, the name and address of such Holder proposing to sell, and the distribution proposed by such Holder; provided, however, that in no event shall any indemnity under this Section 4.2 payable by the Purchasers and any Holder exceed an amount equal to the net proceeds received by such Holder in respect of the sale of the Registrable Securities giving rise to such indemnification obligation. The indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the applicable Holder (which consent shall not be unreasonably withheld or delayed).

Section 4.3    Notification. If any Person shall be entitled to indemnification under this Article IV (each, an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party required to provide indemnification (each, an “Indemnifying Party”) of any claim or of the commencement of any proceeding as to which indemnity is sought. The Indemnifying Party shall have the right, exercisable by promptly giving written notice to the Indemnified Party after the receipt of written notice from such Indemnified Party of such claim or proceeding, to assume, at the Indemnifying Party’s expense, the defense of any such claim or litigation, with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof, the Indemnifying Party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such Indemnified Party hereunder for any legal expenses and other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or litigation, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest; (ii) such action includes both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party; (iii) the Indemnifying Party shall have failed within a reasonable period of time to employ counsel reasonably satisfactory to the Indemnified Party and assume such defense and the Indemnified Party is or would reasonably be expected to be materially prejudiced by such delay or (iv) the Indemnifying Party agrees to pay such fees and expenses. The failure of any Indemnified Party to give notice as provided herein shall relieve an Indemnifying Party of its obligations under this Article IV only to the extent that the failure to give such notice is materially prejudicial or harmful to such Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the prior written consent of each Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which (A) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation and (B) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party. The indemnity agreements contained in this Article IV shall not apply to amounts paid in settlement of any claim, loss, damage, liability or action if such settlement is effected without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The indemnification set forth in this Article IV shall be in addition to any other indemnification rights or agreements that an Indemnified Party may have. An Indemnifying Party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel (in addition to appropriate local counsel) for all parties indemnified by such Indemnifying Party with respect to such claim, unless in the reasonable judgment of any Indemnified Party a conflict of interest may exist between such Indemnified Party and any other Indemnified Parties with respect to such claim.

Section 4.4    Contribution. If the indemnification provided for in this Article IV is held by a court of competent jurisdiction to be unavailable to an Indemnified Party, other than pursuant to its terms, with respect to any Losses or action referred to therein, then, subject to the limitations contained in this Article IV, the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses or action in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other, in connection with the actions, statements or omissions that resulted in such Losses or action, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by such Indemnifying Party, on the one hand, or such Indemnified Party, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 4.4 was determined solely upon pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence of this Section 4.4. Notwithstanding the provisions of this Section 4.4, an Indemnifying Party that is a Holder shall not be required to contribute to any amount in excess of the amount by which the net proceeds to the Indemnifying Party from the sale of the Registrable Securities sold in a transaction that resulted in Losses in respect of which contribution is sought in such proceeding pursuant to this Section 4.4 exceed the amount of any damages such Indemnifying Party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission (including as a result of any indemnification obligation hereunder). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

Transfer and Termination of Registration Rights

Section 5.1    Transfer of Registration Rights. Any rights to cause the Company to register securities granted to a Holder under this Agreement may be transferred or assigned to any Investor in connection with (a) a Transfer (as defined in the Investment Agreements) of Series A Preferred Stock, Warrants or Common Stock, as applicable, to such Person in a Transfer pursuant to Section 5.07(b)(i) or by Section 5.07(b)(vi) of the Investment Agreements or (b) a pledge by such Holder of its rights and an assignment by such Holder of its rights in connection with a foreclosure under a pledge of Registrable Securities, in each case, pursuant to a Permitted Loan (as defined in the Investment Agreements); provided, however, in the case of each of clauses (a) and (b), that (i) prior written notice of such assignment of rights is given to the Company and (ii) such Investor agrees in writing to be bound by, and subject to, this Agreement as a “Holder” pursuant to a written instrument in form and substance reasonably acceptable to the Company.

Section 5.2    Termination of Registration Rights. The rights of any particular Holder to cause the Company to register securities under Article I or Article II shall terminate with respect to such Holder upon the date upon which such Holder no longer holds any Registrable Securities.

ARTICLE VI

Miscellaneous

Section 6.1    Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed by the Company and the Holder(s) with respect to which such amendment or waiver is applicable.

Section 6.2    Extension of Time, Waiver, Etc. The parties hereto may, subject to applicable law, (a) extend the time for the performance of any of the obligations or acts of the other party or (b) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the parties hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party; provided that the Purchasers may execute such waivers on behalf of any Investor.

Section 6.3    Assignment. Except as provided in Section 5.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that the Purchasers may provide any such consent on behalf of the Investors.

Section 6.4    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 6.5    Entire Agreement; No Third Party Beneficiary. This Agreement, including the Transaction Documents (as defined in the Investment Agreements), constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder.

Section 6.6    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

(b)    All legal or administrative proceedings, suits, investigations, arbitrations or actions (“Actions”) arising out of or relating to this Agreement shall be shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 6.6 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 6.8 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 6.7    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.7.

Section 6.8    Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)	If to the Company, to it at:

Expedia Group, Inc.

1111 Expedia Group Way West

Seattle, Washington 98119

Attn: Chief Financial Officer (with a copy to the Chief Legal Officer at the same address)

Email:	ehart@expediagroup.com
bdzielak@expedia.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn:	Andrew J. Nussbaum
Edward J. Lee
Phone:	(212) 403-2000
Email:	AJNussbaum@wlrk.com
EJLee@wlrk.com

(b)	If to the Apollo Purchaser at:

AP Fort Holdings, L.P.

c/o Apollo Global Management, Inc.

9 West 57th Street

New York, NY 10019

Attn:	Laurie Medley
Phone:	212-515-3484
Email:	lmedley@apollo.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attn:	Adam Weinstein
John Butler
Phone:	(212) 839-5371
Fax:	(212) 839-5599
Email:	AWeinstein@sidley.com
John.Butler@sidley.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attn:	Gregory A. Ezring
Brian M. Janson
Phone:	(212) 373-3000
Fax:	(212) 757-3990
Email:	GEzring@paulweiss.com
BJanson@paulweiss.com

(c)	If to the SLP Purchasers at:

SLP Fort Aggregator II, L.P.

SLP V Fort Holdings II, L.P.

c/o Silver Lake

550 Hudson Yards

550 West 34th Street, 40th Floor

New York, New York 10001

Attn:	Andrew J. Schader
Email:	andy.schader@silverlake.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave

New York, NY 10017

Attn:	Ken Wallach
Sunny Cheong
Kathryn King Sudol
Phone:	(212) 455-2000
Email:	kwallach@stblaw.com
scheong@stblaw.com
ksudol@stblaw.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 6.9    Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law.

Section 6.10    Expenses. Except as provided in Section 3.3, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 6.11    Interpretation. The rules of interpretation set forth in Section 7.12 of the Investment Agreements shall apply to this Agreement, mutatis mutandis.

Section 6.12    Purchasers.

(a)    Each Holder hereby consents, for so long as any Purchaser holds any Registrable Securities, to (i) the appointment of the Purchasers, acting together, as the attorneys-in-fact for and on behalf of such Holder and (ii) the taking by the Purchasers, acting together, of any and all actions and the making of any decisions required or permitted by, or with respect to, this Agreement and the transactions contemplated hereby, including (A) the exercise of the power to agree to execute any consents under this Agreement and all other documents contemplated hereby and (B) to take all actions necessary in the judgment of the Purchasers for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the transactions contemplated hereby.

(b)    Each Holder shall be bound by the actions taken by the Purchasers exercising the rights granted to them by this Agreement or the other documents contemplated by this Agreement, and the Company shall be entitled to rely on any such action or decision of the Purchasers.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

EXPEDIA GROUP, INC.

By:
Name:	Eric Hart
Title:	Chief Financial Officer

[Signature Page to Registration Rights Agreement]

AP FORT HOLDINGS, L.P.

By: AP Fort Advisors, LLC, its general partner

By: Apollo Hybrid Value Advisors, L.P., its sole member

By: Apollo Hybrid Value Capital Management, LLC, its general partner

By:
Name:	Joseph D. Glatt
Title:	Vice President

[Signature Page to Registration Rights Agreement]

SLP FORT AGGREGATOR II, L.P.

By: SLP V Aggregator GP, L.L.C., its general partner

By: Silver Lake Technology Associates V, L.P., its managing member

By: SLTA V (GP), L.L.C., its general partner

By: Silver Lake Group, L.L.C., its managing member

By:
Name:	Greg Mondre
Title:	Co-Chief Executive Officer

[Signature Page to Registration Rights Agreement]

SLP V FORT HOLDINGS II, L.P.

By: SLP V Fort GP II, L.L.C., as general partner

By: Silver Lake Technology Associates V, L.P., its managing member

By: SLTA V (GP), L.L.C., its general partner

By: Silver Lake Group, L.L.C., its managing member

By:
Name:	Greg Mondre
Title:	Co-Chief Executive Officer

[Signature Page to Registration Rights Agreement]

EXHIBIT A

DEFINED TERMS

1.	The following capitalized terms have the meanings indicated:

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Company (after consultation with legal counsel): (i) would be required to be made in any registration statement filed with the SEC by the Company so that such registration statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliates” shall have the meaning given to such term in the Investment Agreements.

“Business Day” shall have the meaning given to such term in the Investment Agreements.

“Common Stock” means all shares currently or hereafter existing of the Company’s common stock, par value $0.0001 per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” means any Investor holding Registrable Securities.

“Marketed Underwritten Offering” means any Underwritten Offering that includes a customary “electronic road show” or other marketing efforts by the Company and the underwriters, which for the avoidance of doubt, shall not include block trades (it being understood that nothing in this Agreement shall require the Company to participate in any in-person road show).

“Permitted Transferee” with respect to the Apollo Purchaser or the SLP Purchasers means any Person who becomes a Holder or is otherwise entitled to registration rights hereunder as a result of a transfer by the Apollo Purchaser or the SLP Purchasers or their respective Affiliates, as applicable, in each case in accordance with Section 5.1 hereof, the Investment Agreements and applicable law.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a governmental authority.

“register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement or the automatic effectiveness of such registration statement, as applicable.

“Registrable Securities” means, (x) as of any date of determination, any shares of Common Stock hereafter held by any Purchaser Party (as such term is defined in the Investment Agreements), including any Common Stock issuable upon the exercise of any Warrants, and any other securities issued or issuable with respect to any such shares of Common Stock by way of share split, share dividend, distribution, recapitalization, merger, exchange, replacement, reorganization, conversion or similar event and (y) as of any date of determination that is more than five years after the date of this Agreement, any shares of Series A Preferred Stock held by a Purchaser Party (as such term is defined in the Investment Agreements), and any other securities issued or issuable with respect to any such shares of Series A Preferred Stock by way of share split, share dividend, distribution, recapitalization, merger, exchange, replacement, reorganization, conversion or similar event. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (i) such securities are sold or otherwise transferred pursuant to an effective registration statement under the Securities Act, (ii) such securities shall have ceased to be outstanding, (iii) such securities have been transferred in a transaction in which the Holder’s rights under this Agreement are not assigned in accordance with the terms of this Agreement to the transferee of the securities, (iv) such securities are sold in a broker’s transaction under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) are met, or (v) as to any Registrable Securities that are Common Stock of a Holder, at any time such Holder and its Affiliates own less than 1% of the outstanding shares of Common Stock (assuming all Warrants of such Holder and its Affiliates have been exercised).

“Registration Expenses” means all (a) expenses incurred by the Company in complying with Article I or Article II, including all registration, qualification, listing and filing fees, printing expenses, escrow fees, and fees and disbursements of counsel for the Company, fees and disbursements of the Company’s independent public accountants, fees and disbursements of the transfer agent, blue sky fees and expenses; and (b) reasonable, documented out-of-pocket fees and expenses of one outside legal counsel for all Holders retained in connection with any registration contemplated hereby.

“Restricted Securities” means any Common Stock required to bear the legend set forth in Section 5.08(a) of the Investment Agreements.

“Rule 144” means Rule 144 promulgated under the Securities Act and any successor provision.

“Rule 462(e)” means Rule 462(e) promulgated under the Securities Act and any successor provision.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and the fees and expenses of any auditor of any Holders or any counsel to any Holders (other than such fees and expenses included in Registration Expenses).

“Shelf Registration Statement” means the Resale Shelf Registration Statement, a Subsequent Shelf Registration Statement or any other shelf registration statement pursuant to which any Registrable Securities are registered, as applicable.

“Underwritten Offering” means a registered offering in which securities of the Company are sold to one or more underwriters on a firm-commitment basis for reoffering to the public.

2.	The following terms are defined in the Sections of the Agreement indicated:

INDEX OF TERMS

Term	Section
Actions	Section 6.6(b)
Agreement	Preamble
Apollo Group	Section 1.5(a)
Apollo Purchaser	Preamble
Company	Preamble
Company Indemnified Parties	Section 4.1
Demand Registration	Section 2.1
Demand Registration Request	Section 2.1
Demand Registration Statement	Section 2.1
Effectiveness Period	Section 1.2
Holder Indemnified Parties	Section 4.2
Indemnified Party	Section 4.3
Indemnifying Party	Section 4.3
Interruption Period	Section 3.1(o)
Investment Agreements	Recitals
Investor	Preamble
Investors	Preamble
Losses	Section 4.1
Minimum Amount	Section 1.6(b)
Offering Persons	Section 3.1(m)
Piggyback Notice	Section 1.7(a)
Piggyback Registration Statement	Section 1.7(a)
Piggyback Request	Section 1.7(a)
Pruchasers	Preamble
Resale Shelf Registration Statement	Section 1.1
Series A Preferred Stock	Recitals
Shelf Offering	Section 1.6(a)

SLP Group	Section 1.5(a)
SLP Purchasers	Preamble
Subsequent Holder Notice	Section 1.5
Subsequent Shelf Registration Statement	Section 1.3
Underwritten Shelf Take-Down	Section 1.6(b)
Underwritten Shelf Take-Down Notice	Section 1.6(b)
Warrants	Recitals

A-4